Exhibit 99.1

Sonae Sierra Brazil BV
SARL and Subsidiaries

Consolidated Financial Statements for the Year Ended December 31, 2011 and Independent Auditor’s Report

Deloitte Touche Tohmatsu Auditores Independentes

INDEPENDENT AUDITOR’S REPORT

To the Shareholders, Directors and Management of

Sonae Sierra Brazil BV SARL

São Paulo—SP

We have audited the accompanying consolidated financial statements of Sonae Sierra Brazil BV SARL (“Company”), which comprise the balance sheet as of December 31, 2011, and the statements of income, changes in equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2011, the results of their operations and their consolidated cash flows for the year then ended in conformity with International Financial Reporting Standards—IFRS as issued by the International Accounting Standards Board—IASB.

Accounting practices in conformity with IFRS as issued by IASB vary in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). Information relating to the nature and effect of such differences is presented in Note 30 to the consolidated financial statements.

São Paulo, March 23, 2012

/s/ Deloitte Touche Tohmatsu	/s/ Iara Pasian
Auditores Independentes	Engagement Partner

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

BALANCE SHEETS AS OF DECEMBER 31, 2011, 2010 AND 2009 AND JANUARY 1, 2009

(In thousands of Brazilian reais—R$)

		Consolidated
	Note	12/31/11	12/31/10	12/31/09	01/01/09
			(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	397,414	64,579	93,148	27,603
Trade receivables, net	5	24,690	21,650	18,003	17,330
Recoverable taxes	6	16,765	9,659	7,367	3,457
Advances to suppliers		—	183	188	97
Prepaid expenses		505	175	196	—
Other receivables	5	4,976	5,808	3,308	739

Total current assets		444,350	102,054	122,210	49,226

NONCURRENT ASSETS
Restricted investments	28	2,171	557	418	—
Trade receivables, net	5	10,815	9,582	8,011	2,573
Recoverable taxes	6	8,253	8,253	8,253	—
Loans to condominiums	7 and 22	328	561	449	1,328
Deferred income tax and social contribution	21	5,915	13,590	16,829	12,351
Escrow deposits	15	3,729	3,584	2,877	2,108
Other receivables	5	833	2,461	1,563	—
Related parties	22	—	—	76	1,148
Investments	8	26,157	19,033	16,874	14,508
Investment property	10	2,776,050	2,181,412	1,889,175	1,437,569
Property and equipment	9	5,972	4,532	3,468	3,540
Intangible assets	11	1,582	873	299	149

Total noncurrent assets		2,841,805	2,244,438	1,948,292	1,475,274

TOTAL ASSETS		3,286,155	2,346,492	2,070,502	1,524,500

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Loans and financing	12	17,619	7,171	65,763	44,372
Trade accounts payable		13,512	15,807	10,791	10,260
Taxes payable	16	10,124	7,909	4,669	4,043
Personnel, payroll taxes, benefits, and rewards		8,396	6,733	7,661	4,975
Key money	14	5,540	5,410	5,362	318
Dividends payable	17	15,837	9,497	2,605	—
Payables for purchase of land		25,000	—	—	—
Other payables		9,664	2,122	13,965	12,880

Total current liabilities		105,692	54,649	110,816	76,848

NONCURRENT LIABILITIES
Loans and financing	12	333,272	194,677	117,725	90,554
Related parties	13 e 22	—	516,444	584,523	729,088
Key money	14	20,486	11,838	7,170	7,640
Payables for purchase of land		—	25,000	—	—
Deferred income tax and social contribution	21	388,065	308,009	254,697	202,245
Reserve for civil, tax, labor, and social security services risks	15	10,285	10,906	12,368	11,808
Accrual for variable compensation	26	189	427	1,005	837

Total noncurrent liabilities		752,297	1,067,301	977,488	1,042,172

EQUITY	17
Capital		48	47	47	47
Share premium		467,524	654	654	654
Earnings reserves		1,056,438	957,818	741,465	360,977

Equity attributable to owners of the Company		1,524,010	958,519	742,166	361,678
Noncontrolling interests		904,156	266,023	240,032	43,802

Total equity		2,428,166	1,224,542	982,198	405,480

TOTAL LIABILITIES AND EQUITY		3,286,155	2,346,492	2,070,502	1,524,500

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In thousands of Brazilian reais—R$)

		Consolidated
	Note	12/31/11	12/31/10	12/31/09
			(Unaudited)	(Unaudited)
NET OPERATING REVENUE FROM RENTALS, SERVICES AND OTHER	18	219,185	185,009	154,141

COST OF RENTALS AND SERVICES	19	(36,809)	(33,528)	(41,761)

GROSS PROFIT		182,376	151,481	112,380

OPERATING (EXPENSES) INCOME
General and administrative expenses	19	(17,836)	(18,842)	(15,109)
Other tax expenses		(1,457)	(1,925)	(3,315)
Equity pick-up	8	7,774	2,696	2,662
Changes in fair value of investment property	10	276,913	142,726	226,651
Other operating income (expenses), net		1,724	4,769	(799)

Total income from operations, net		267,118	129,424	210,090

OPERATING INCOME BEFORE FINANCIAL INCOME (EXPENSES)		449,494	280,905	322,470

FINANCIAL INCOME (EXPENSES), NET	20	(12,561)	51,712	155,850

INCOME BEFORE INCOME TAX AND SOCIAL CONTRIBUTION		436,933	332,617	478,320

INCOME TAX AND SOCIAL CONTRIBUTION
Current	21	(25,975)	(15,586)	(12,954)
Deferred	21	(95,011)	(55,926)	(67,107)

Total		(120,986)	(71,512)	(80,061)

NET INCOME FOR THE YEAR		315,947	261,105	398,259

NET INCOME ATTRIBUTABLE TO
Owners of the Company		175,863	216,629	368,628
Noncontrolling interests		140,084	44,476	29,631

BASIC EARNINGS PER SHARE	17.7	966	1,190	2,025

There are no items of comprehensive income in the current our priors years other than profit for the year and, accordingly, no statement of comprehensive income is presented.

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In thousands of Brazilian reais—R$)

	Capital	Share premium	Retained earnings	Total equity attributable to owners of the parent	Noncontrolling interests	Total equity
BALANCES AS OF DECEMBER 31, 2008 (UNAUDITED)	47	654	360,977	361,678	43,802	405,480

Sale of interest in subsidiaries to third parties	—	—	—	—	170,414	170,414
Gain resulted from the sale of subsidiaries	—	—	11,860	11,860	—	11,860
Net income for the year	—	—	368,628	368,628	29,631	398,259
Dividends	—	—	—	—	(271)	(271)
Dividends arising from operation of Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Parque D. Pedro Shopping Center	—	—	—	—	(3,544)	(3,544)

BALANCES AS OF DECEMBER 31, 2009 (UNAUDITED)	47	654	741,465	742,166	240,032	982,198

Net income for the year	—	—	216,629	216,629	44,476	261,105
Dividends	—	—	(276)	(276)	(124)	(400)
Dividends arising from operation of Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Parque D. Pedro Shopping Center	—	—	—	—	(18,361)	(18,361)

BALANCES AS OF DECEMBER 31, 2010 (UNAUDITED)	47	654	957,818	958,519	266,023	1,224,542

Share premium	1	466,870	—	466,871	—	466,871
Loss on sale of interest in subsidiaries to third parties—IPO Sonae Sierra Brasil S.A.	—	—	(73,760)	(73,760)	73,760	—
Sale of interest in subsidiaries to third parties—IPO Sonae Sierra Brasil S.A.	—	—	—	—	465,021	465,021
Share issuance costs related to IPO Sonae Sierra Brasil S.A.	—	—	—	—	(16,083)	(16,083)
Net income for the year	—	—	175,863	175,863	140,084	315,947
Dividends	—	—	(3,483)	(3,483)	(4,661)	(8,144)
Dividends arising from operation of Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Parque D. Pedro Shopping Center	—	—	—	—	(19,988)	(19,988)

BALANCES AS OF DECEMBER 31, 2011	48	467,524	1,056,438	1,524,010	904,156	2,428,166

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In thousands of Brazilian reais—R$)

	Consolidated
	12/31/11	12/31/10	12/31/09
		(Unaudited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Net income for the year	315,947	261,105	398,259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,467	1,210	1,206
Residual value of property and equipment written off	516	71	181
Unbilled revenue from rentals	(1,285)	(1,571)	(5,599)
Provision (reversal) of the allowance for doubtful accounts	418	(890)	(99)
Provision for (reversal of) civil, tax, labor, and social security risks	(621)	(1,462)	560
Accrual for variable compensation	777	1,373	4,180
Deferred income tax and social contribution	95,011	55,926	67,107
Interest on loans and financing	18,574	16,809	18,591
Interest, monetary and exchange variations	37,230	(64,586)	(169,692)
Changes in fair value of investment property	(276,913)	(142,726)	(226,651)
Equity pick-up	(7,774)	(2,696)	(2,662)

(Increase) decrease in operating assets:
Restricted investments	(1,614)	(139)	(418)
Trade receivables	(3,406)	(2,034)	(413)
Loans to condominiums	233	(112)	879
Recoverable taxes	(7,106)	(2,292)	(12,163)
Advances to suppliers	183	5	(91)
Prepaid expenses	(330)	21	(196)
Escrow deposits	(145)	(707)	(769)
Other receivables	2,460	(3,398)	(4,132)

Increase (decrease) in operating liabilities:
Trade accounts payable	(4,332)	(1,878)	(3,415)
Taxes payable	2,215	3,240	626
Personnel, payroll taxes, benefits and rewards	648	(2,879)	1,326
Key money	8,778	4,716	4,574
Other payables	9,176	(12,473)	(3,501)

Cash provided by operating activities	190,107	104,633	67,688
Interest paid	(27,728)	(18,643)	(7,861)

Net cash provided by operating activities	162,379	85,990	59,827

CASH FLOW FROM INVESTING ACTIVITIES
Acquisition or construction of investment property	(306,545)	(115,756)	(221,009)
Purchase of property and equipment	(3,203)	(1,197)	(1,132)
Increase in intangible assets	(947)	(681)	(225)
Dividends received	650	537	296

Net cash used in investing activities	(310,045)	(117,097)	(222,070)

CASH FLOW FROM FINANCING ACTIVITIES
Capital increase	—	—	31,982
Payment of shareholders' loan	(86,862)	(2,970)	(8,754)
Sale of subsidiaries	—	—	170,414
IPO subsidiary Sonae Sierra Brasil S.A.	465,021	—	—
Share issuance costs related to IPO subsidiary Sonae Sierra Brasil S.A.	(24,368)	—	—
Proceeds from loans and financing	153,216	77,333	96,985
Loans repaid—principal	(5,456)	(59,000)	(62,666)
Distributed earnings of real estate funds—noncontrolling interests	(18,185)	(11,322)	(1,210)
Dividends paid	(3,607)	(547)	—
Related parties	—	76	1,072

Net cash provided by financing activities	479,759	3,570	227,823
Effect of exchange rate changes on cash and cash equivalents	742	(1,032)	(35)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, NET	332,835	(28,569)	65,545

CASH AND CASH EQUIVALENTS
Cash and cash equivalents at end of year	397,414	64,579	93,148
Cash and cash equivalents at beginning of year	64,579	93,148	27,603

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, NET	332,835	(28,569)	65,545

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2011

(Amounts in thousands of Brazilian reais—R$, unless otherwise stated)

1.	GENERAL INFORMATION

Sonae Sierra Brazil BV SARL (the “Company”) was incorporated under the laws of the Netherlands on 22 January 2001 as a limited liability company. On November 30, 2004, the principal establishment and effective place of management of the Company was transferred from The Netherlands to the Grand Duchy of Luxembourg. The registered office of the Company is at 46A, Avenue John F Kennedy, L.1855, Luxembourg. The principal business activities of the Company are holding, finance and real estate activities, particularly with respect to the development, exploitation and management of shopping malls.

The Company is 50% owned by Sierra Investments Holding BV and 50% owned by DDR Luxembourg SARL. The Company`s ultimate parents are Sonae Sierra SGPS S.A., headquartered in Portugal, and DDR Corp., headquartered in the United States of America.

The Company’s direct and indirect subsidiaries included in the consolidated financial statements are the following:

a)	Sierra Brazil 1 BV—Headquartered in the Netherlands is primarily engaged in holding equity interest in other companies and/or real estate investment funds, directly or indirectly through subsidiaries and associates. As of December 31, 2011, Sierra Brazil 1 BV holds 66.65% of the undivided interest in Sonae Sierra Brasil S.A.

b)	Sonae Sierra Brasil S.A.—Established on June 18, 2003 and is primarily engaged in: (a) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; (b) operating and managing own and/or third-party properties and stores and providing related services; and (c) holding equity interest in other companies and/or real estate investment funds, directly or indirectly through subsidiaries and associates. Sonae Sierra Brasil S.A. trades its shares on BM&FBOVESPA (São Paulo Stock Exchange), under the ticker symbol “SSBR3”. As of December 31, 2011, Sonae Sierra Brasil S.A. holds 100.00% of the undivided interest in Sierra Investimentos Brasil Ltda. and Unishopping Administradora Ltda.

c)	Parque D. Pedro 1 BV SARL—is primarily engaged in holding equity interest in real estate investment funds, directly or indirectly through subsidiaries. As of December 31, 2011, Parque D. Pedro 1 BV SARL holds 27.61% and 8% of the undivided interest in Fundo de Investimento Imobiliário Shopping Parque D. Pedro. and Fundo de Investimento Imobiliário—FII Parque Dom Pedro Shopping Center, respectively.

d)	Fundo de Investimento Imobiliário Shopping Parque D. Pedro (“Fundo de Investimento Imobiliário I”)—engaged in holding long-term investment properties, basically to earn income by renting and leasing properties of its real estate assets. As of December 31, 2011, Fundo de Investimento Imobiliário I holds a trust equivalent to 85% of the undivided interest in Shopping Parque D. Pedro.

Sonae Sierra Brazil BV SARL and Subsidiaries

e)	Fundo de Investimento Imobiliário—FII Parque Dom Pedro Shopping Center (“Fundo de Investimento Imobiliário II”)—engaged in holding long-term investment properties, basically to earn income by renting and leasing properties of its real estate assets. Established on June 30, 2009 through the partial spin-off of Fundo de Investimento Imobiliário I’s operations, Fundo de Investimento Imobiliário II holds a trust equivalent to 15% of the undivided interest in Shopping Parque D. Pedro (see Note 17.3).

f)	Sierra Investimentos Brasil Ltda. (“Sierra Investimentos”)—primarily engaged in: (a) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; (b) operating and managing own properties and stores and providing related services; and (c) holding equity interest in other companies. As of December 31, 2011, Sierra Investimentos holds 60% and 50.1% of the undivided interest in Fundo de Investimento Imobiliário Shopping Parque D. Pedro. and Fundo de Investimento Imobiliário—FII Parque Dom Pedro Shopping Center, respectively. As of December 31, 2011, this company is the parent company of Sierra Enplanta Ltda., Pátio Boavista Shopping Ltda., Pátio Penha Shopping Ltda., Pátio São Bernardo Shopping Ltda., Pátio Sertório Shopping Ltda., Pátio Uberlândia Shopping Ltda., Pátio Londrina Empreendimentos e Participações Ltda. and Pátio Goiânia Shopping Ltda.

(i)	Sierra Enplanta Ltda. (“Sierra Enplanta”)—primarily engaged in: (a) investing in real estate, namely shopping malls and related activities; and (b) operating and managing own and third-party properties and stores, and providing related services.

(ii)	Pátio Boavista Shopping Ltda. (“Pátio Boavista”)—primarily engaged in: (a) investing in real estate, namely shopping malls and related activities; and (b) operating and managing own and third-party properties and stores, and providing related services.

(iii)	Pátio Penha Shopping Ltda. (“Pátio Penha”)—engaged in: (a) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; and (b) intermediating transactions.

(iv)	Pátio São Bernardo Shopping Ltda. (“Pátio São Bernardo”)—engaged in: (a) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; and (b) intermediating transactions.

(v)	Pátio Sertório Shopping Ltda. (“Pátio Sertório”)—engaged in: (a) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; and (b) intermediating transactions.

(vi)	Pátio Uberlândia Shopping Ltda. (“Pátio Uberlândia”)—engaged in: (a) planning, developing and implementing real estate as developer, builder, lessor and advisor; and (b) intermediating transactions and market studies and holding equity interest in other companies as partner or shareholder.

Sonae Sierra Brazil BV SARL and Subsidiaries

(vii)	Pátio Londrina Empreendimentos e Participações Ltda. (“Pátio Londrina”)—engaged in planning, developing and implementing real estate as developer, builder, lessor and advisor, intermediating transactions and market studies and holding equity interest in other companies as partner or shareholder.

(viii)	Pátio Goiânia Shopping Ltda. (“Pátio Goiânia”)—engaged in: (a) planning, developing and implementing real estate as developer, builder, lessor and advisor; and (b) intermediating transactions and market studies and holding equity interest in other companies as partner or shareholder.

g)	Unishopping Administradora Ltda. (“Unishopping Administradora”)—engaged in planning, installing, developing and managing shopping malls, leasing, operating and managing car park areas, managing properties and related services. As of December 31, 2011, in addition to managing the developments in which the Group holds interests, Unishopping Administradora is the parent company of Unishopping Consultoria Imobiliária Ltda.

h)	Unishopping Consultoria Imobiliária Ltda. (“Unishopping Consultoria”)—engaged in planning, installing, developing and managing shopping malls, leasing, operating and managing car park areas, managing properties and related services. The Unishopping Consultoria is responsible for selling development stores in which the Group holds interests.

As of December 31, 2011, 2010 and 2009 and January 1, 2009, the Company’s subsidiaries and associates held the following interests in shopping malls:

		Undivided interest - %
Developer	Shopping mall	12/31/11	12/31/10	12/31/09	01/01/09
			(Unaudited)	(Unaudited)	(Unaudited)
Fundos de Investimento Imobiliário I e II	Shopping Parque D. Pedro	100.00	100.00	100.00	100.00
Pátio Penha	Shopping Center Penha	73.18	73.18	73.18	73.18
Pátio Boavista	Shopping Center Metrópole	100.00	100.00	100.00	83.00
Pátio Boavista	Boavista Shopping	100.00	100.00	100.00	100.00
Sierra Enplanta	Tivoli Shopping	30.00	30.00	30.00	30.00
Sierra Enplanta	Pátio Brasil Shopping	10.42	10.42	10.42	10.42
Sierra Enplanta	Franca Shopping	67.42	67.42	67.42	64.50
Pátio São Bernardo	Shopping Plaza Sul	30.00	30.00	30.00	30.00
Campo Limpo	Shopping Campo Limpo	20.00	20.00	20.00	20.00
Pátio Sertório	Shopping Manauara	100.00	100.00	100.00	100.00
Pátio Londrina	Boulevard Londrina (*)	84.48	84.48	84.48	84.48
Pátio Uberlândia	Uberlândia Shopping (*)	100.00	100.00	100.00	100.00
Pátio Goiânia	Goiânia Shopping (*)	100.00	100.00	100.00	100.00

(*)	The development is being implemented.

Sonae Sierra Brazil BV SARL and Subsidiaries

2.	SIGNIFICANT ACCOUNTING POLICIES

2.1.	Declaration of conformity

The Company’s financial statements comprise:

•

The consolidated financial statements of the Company and subsidiaries prepared in accordance with the International Financial Reporting Standards—IFRS, issued by the International Accounting Standards Board—IASB.

•

This is the first consolidated financial statements in accordance to IFRS as issued by IASB of the Company and have been prepared to fulfill the requirement of Rule 3-09 of Regulation S-X of its shareholder DDR Corp., to be included in its Form 10-K. Since the Company has not previously prepared standalone or consolidated financial statements, the Company is a first time adopter of IFRS. The consolidated financial statements do not include any IFRS 1 first time adoption reconciliations as there are no prior period financial statements. The Company applied the accounting policies set out in note 2 to all periods presented, which includes the opening balance sheet date, defined as January 1, 2009.

2.2.	Basis of preparation

The financial statements have been prepared based on the historical cost and adjusted to reflect the fair values of the investment properties and certain financial instruments against net income for the year. The historical cost is generally based on the fair value of the consideration paid in exchange for assets.

The main accounting practices adopted in preparing these financial statements are summarized below.

The following is a summary of the significant accounting policies adopted by the Group:

2.3.	Investments in subsidiaries and associates

Investments in subsidiaries and associates are registered under the equity method.

Investments in companies in which management has significant influence or interest of 20% or more in the voting capital, that are part of the same group or are under the same control, are accounted for under the equity method (see Note 8).

2.4.	Basis of consolidation

The consolidated financial statements have been prepared and are presented in conformity with International Financial Reporting Standards as issued by IASB. The main accounting practices applied are described above and include the financial statements of the Company and the subsidiaries below. Intercompany balances and the Company’s investments in subsidiaries have been eliminated in consolidation. Noncontrolling interests are stated separately.

As of December 31, 2011, 2010, 2009 and January 1, 2009, the consolidated companies are as follows:

Sonae Sierra Brazil BV SARL and Subsidiaries

	Equity interest - %
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Direct subsidiaries:
Parque D. Pedro 1 BV SARL	100%	100%	100%	100%
Sierra Brazil 1 BV	100%	100%	100%	100%

Indirect subsidiaries:
Sonae Sierra Brasil S.A.	66.65	95.79	95.66	95.03
Sierra Investimentos Brasil Ltda.	66.65	95.79	95.66	95.03
Unishopping Administradora Ltda.	66.65	95.79	95.66	95.03
Fundos de Investimento Imobiliário I e II	63.66	63.66	63.66	100.00
Unishopping Consultoria Imobiliária Ltda.	66.65	95.79	95.66	95.03
Sierra Enplanta Ltda.	66.65	95.79	95.66	95.03
Pátio Boavista Shopping Ltda.	66.65	95.79	95.66	95.03
Pátio Penha Shopping Ltda.	66.65	95.79	95.66	95.03
Pátio São Bernardo Shopping Ltda.	66.65	95.79	95.66	95.03
Pátio Sertório Shopping Ltda.	66.65	95.79	95.66	95.03
Pátio Uberlândia Shopping Ltda.	66.65	95.79	95.66	95.03
Pátio Londrina Empreendimentos e Participações Ltda.	66.65	95.79	95.66	95.03
Pátio Goiânia Shopping Ltda.	66.65	95.79	95.66	95.03

Unconsolidated associate-
Campo Limpo Empreendimentos e Participações Ltda.	20.00	20.00	20.00	20.00

2.5.	Segment reporting

Segment reporting is consistent with the internal report provided to the chief operating decision maker.

2.6.	Functional currency of the financial statements

The items included in the financial statements of each entity are measured using the currency of the primary economic environment in which the entity operates (“functional currency”). The Company’s and its subsidiaries’ financial statements have been prepared in Brazilian reais (R$), in accordance with their functional currency.

Sonae Sierra Brazil BV SARL and Subsidiaries

2.7.	Foreign currency

In preparing the financial statements of the individual entities, transactions in foreign currency are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise.

2.8.	Cash and cash equivalents

Represented by available bank accounts. Short-term investments may be redeemed within 90 days and are comprised of highly-liquid securities convertible into cash that present an immaterial risk of change in fair value. Short-term investment balances are carried at cost, plus income earned through the end of the reporting period.

2.9.	Restricted investments

As of December 31, 2011, 2010 and 2009, the Company had investments in Financial Treasury Bills (LFTs) linked to commitments assumed with Banco Ourinvest S.A., as described in Note 28. Investments balances were carried at cost, plus income earned through the end of the reporting period.

2.10.	Financial instruments

2.10.1	Recognition and measurement

Transactions with financial instruments are initially recognized at fair value.

Transaction costs directly attributable to the acquisition or issuance of financial assets and financial liabilities are added to or deducted from the fair values of financial assets and financial liabilities, if applicable, after their initial recognition. Transaction costs directly attributable to the acquisition of financial assets and financial liabilities at fair value through profit or loss are immediately recognized in profit or loss.

2.10.2	Classification

The Company’s and its subsidiaries’ financial instruments have been classified into the following categories:

a)	Measured at fair value through profit or loss: financial assets and financial liabilities held for trading, i.e., acquired or originated primarily for the purpose of sale or repurchase in the short term. Changes in fair value are accounted for in profit or loss and balances are stated at fair value.

b)	Loans and receivables: non-derivative financial instruments with fixed or determinable payments that are not quoted in an active market. They are classified as current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as noncurrent assets. The Company’s loans and receivables include loans to associates and subsidiaries, and trade and other receivables.

Sonae Sierra Brazil BV SARL and Subsidiaries

2.11.	Impairment of financial assets

Financial assets, except those designated at fair value through profit or loss, are valued using impairment indicators at the end of each annual reporting period. Impairment losses are recognized if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset, with an impact on the estimated future cash flows.

The criteria used by the Company and its subsidiaries to determine if there is objective evidence that a financial asset is impaired includes:

•	Significant financial difficulty of the issuer or debtor.

•	A breach of contract, such as default or delinquency in interest or principal payments.

•	It is probable that the borrower will enter bankruptcy or other financial reorganization.

•	The disappearance of an active market for that financial asset because of financial difficulties.

The carrying amount of the financial asset is directly reduced by any impairment loss for all financial assets, except for receivables, in which case the carrying amount is reduced through use of an allowance account. Subsequent recoveries of previously written-off amounts are added to the allowance. Changes in the carrying amount of the allowance account are recognized in profit or loss.

2.12.	Trade receivables

Firstly stated at billed amounts based on contractual rental amounts and services provided, adjusted based on effects arising from the recognition of revenues from rental on a straight-line basis, calculated according to contractual terms.

An allowance for doubtful accounts is recorded in an amount considered sufficient by management to cover probable losses on the realization of trade receivables, under the following criterion: allowance for 100% of amounts over 120 days past due.

Past-due and renegotiated amounts are recorded at the renegotiation amounts, including principal plus financial charges to be collected according to the new receiving period. Concurrently, an additional allowance is recorded on financial charges incurred and included in renegotiations. The allowance is only reversed with the payment of the renegotiated balance.

Trade receivables are not adjusted to present value, as they do not have a significant impact on the financial statements.

2.13.	Property and equipment

Carried at cost of purchase. Depreciation is calculated on a straight-line basis at the rates mentioned in Note 9 based on the estimated useful lives of the assets.

Sonae Sierra Brazil BV SARL and Subsidiaries

The residual values and the useful lives of the assets are annually reviewed and adjusted, when appropriate.

The carrying amount of an item of property and equipment is derecognized on disposal or when no future economic benefits are expected from its use. The gain or loss arising on the recognition of a property and equipment item corresponds to the difference between the amounts received and the carrying amount of the asset, and is recognized in profit or loss.

2.14.	Investment property

Investment properties are represented by land and buildings in shopping malls held to earn rentals and/or for capital appreciation, as disclosed in Note 10.

Investment properties are measured initially at their cost, including transaction costs. After initial recognition, investment properties are measured at fair value. The gain or loss from the change in fair value of investment properties in operation are recognized in profit or loss for the period in which it arises. Valuations were made by independent external appraisers using the cash flow model discounted at market rates. Every quarter, reviews are conducted to value any changes in the recognized balances.

Investment property under construction is recognized at cost of construction until it is placed into service or when the Company is able to measure reliably the fair value of the asset.

The fair value of investment property does not reflect future capital expenditure that will improve or enhance the property and does not reflect the related future benefits from this future expenditure.

2.15.	Intangible assets—consolidated

Intangible assets acquired separately with finite useful lives are carried at cost less accumulated amortization and impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

2.16.	Impairment of tangible and intangible assets

Items in property and equipment, intangible assets, and other noncurrent assets are evaluated annually to identify evidence of unrecoverable losses or whenever significant events or material changes in circumstances indicate that the carrying value is not recoverable. In the event of a loss resulting from situations where the carrying amount of an asset exceeds its recoverable value, which is defined as the value in use of the asset, using the discounted cash flow method, an impairment loss is recognized in profit or loss.

2.17.	Loans and financing

Loans are initially recognized at fair value, less transaction costs incurred, and subsequently stated at amortized cost. Any difference between the amounts raised (less transaction costs) and the settlement amount is recognized in the statement of income during the period the borrowings remain outstanding, using the effective interest rate method.

Sonae Sierra Brazil BV SARL and Subsidiaries

2.18.	Reserves and accruals

Reserves are recognized when there is a present obligation (legal or constructive) as a result of a past event, when a reliable estimate can be made of the amount of the obligation, and its settlement is probable.

The amount recognized as a reserve is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation.

As of December 31, 2011, 2010, 2009 and January 1, 2009, the main reserves recognized by the Company and its subsidiaries are as follows:

2.18.1.	Reserve for civil, tax, labor and social security risks

Recorded for lawsuits assessed by the legal counsel and management of the Company and its subsidiaries as probable losses, considering the nature of the lawsuits and the legal counsel and management’s experience in similar cases.

2.18.2.	Accrual for variable compensation

Recognized to cover the amounts of performance bonuses granted to some Company officers and which will only be paid three years after such bonuses are granted, providing the officers are still employees of the Company and subsidiaries. These bonuses are adjusted through the payment date based on the annual fluctuation of the Company’s market value and are recognized on a straight-line basis in the income of period during the three-year period (from grant date to payment year) at the gross amount granted to these officers. A possible subsequent adjustment arising from changes in market value is recorded in the income of period, when incurred.

2.19.	Revenue recognition

Revenue, costs, and expenses are recognized on the accrual basis. Revenue from rentals is recognized on a straight-line basis over the term of rental agreements, pursuant to IAS 17—Leases, taking into account the contractual adjustment and the collection of the 13th monthly rental, and revenue from services is recognized when services are provided. Revenues from assignment of rights to tenants are allocated to income over the term of the first rental agreement.

Our revenue derives mainly from the following activities:

a)	Rental

Refers to the rental of store space to tenants and other commercial space, such as sales stands. Includes rental of commercial space for advertising and promotion. Rentals to shopping malls’ tenants accounts for the highest percentage of Company’s and its subsidiaries’ revenue.

Sonae Sierra Brazil BV SARL and Subsidiaries

b)	Parking

Refers to revenue from the operation of parking lots.

c)	Services

Refer to the provision of asset and property management services to shopping malls’ tenants and owners, and brokerage services.

The subsidiary Unishopping Administradora Ltda. receives management fees from tenants from the management of the shopping malls’ common areas.

Brokerage services include the sale of vacant spaces and the identification and development of relationships with prospect tenants, such as store chains, in each case to minimize a shopping mall vacancy rate. Management fees are calculated as a percentage of the rental charged from a potential lessee.

d)	Property space (key money) lease fee

Refers to the lease fees payable by new tenants as consideration for the advantages and benefits obtained by the tenants from their right to use the infrastructure offered by the shopping malls when new projects are launched, existing projects are expanded, or the store rental is discontinued.

The amount payable by new tenants is negotiated based on the market value of the rented space. Usually the new tenants pay a higher fee for stores with greater visibility and exposure in the busiest areas of the shopping mall.

e)	Lessee transfer fees

Revenue generated by the fees paid when the rental is transferred from a lessee to another, generally calculated as a percentage of the amount involved in the transfer.

2.20.	Income tax and social contribution

The operations related to the development, management and investment of Shopping Malls are located only in Brazil.

a)	Subsidiary Sonae Sierra Brasil and its subsidiaries located in Brazil

Income tax is calculated at the rate of 15% plus a 10% surtax on annual taxable income exceeding R$240. Social contribution is calculated at the rate of 9% on annual taxable income. Deferred income tax and social contribution result from temporary differences in the recognition of income and expenses for tax and financial reporting purposes, and tax loss carryforwards when their utilization against future taxable income is probable.

As permitted by tax legislation, certain consolidated subsidiaries opted for taxation based on deemed income. Tax bases of income tax and social contribution are calculated at the rate of 32% on gross revenues from services and 100% of financial income, on which regular tax rates of 15%, plus a 10% surtax, for income tax and 9%

Sonae Sierra Brazil BV SARL and Subsidiaries

for social contribution are applied. As a result, these consolidated companies did not record deferred income tax and social contribution on tax loss carryforwards and temporary differences and are not subject to the noncumulative regime for taxes on revenue (PIS—Social Integration Program Tax on Revenue and COFINS—Social Security Funding Tax on Revenue).

Shareholders of Fundo de Investimento Imobiliário I and II are subject to tax on income from the fund.

When applicable, the deferred income tax and social contribution calculated on adjustments arising from the adoption of the new accounting practices introduced by IFRSs were recorded in the Company and subsidiaries’ financial statements.

In the specific case of the adjustment to fair value of investment property, regardless of the taxation regime elected by the subsidiaries and associate, deferred tax (liabilities) was recognized at the rate of 34% on such adjustments, based on the assumption that these properties can be sold and a capital gain be determined.

b)	Company

Current taxes

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statement of income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rate (15%) that have been enacted or substantively enacted by the end of the reporting period.

Deferred taxes

For the adjustment to fair value of investment property related to Fundo de Investimento I and II, regardless of the taxation regime elected by the subsidiaries and associate, deferred tax (liabilities) was recognized at the rate of 15% on such adjustments. Based on the assumption that these properties can be sold and a capital gain be determined.

2.21.	Earnings per share

Basic and diluted earnings per share are calculated using net income for the year attributable to the owners of the Company and the weighted average number of shares outstanding in the year.

2.22.	New and revised standards and interpretations issued

a) Standards, interpretations and revised standards effective on December 31, 2011, which did not have a material impact on the Company’s financial statements.

The following interpretations and revised standards were issued and were effective on December 31, 2011. However, they did not have a material impact on the Company’s financial statements:

Sonae Sierra Brazil BV SARL and Subsidiaries

Standards	Main requirements	Effective date

Improvements to IFRSs—2010	Amendment of several standards. The adoption of the amendments did not affect the amounts reported in the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2011

IAS 24 Related—party Disclosures	IAS 24 changed two aspects: (a) introduces the partial exemption from disclosure requirements for government entities; and (b) IAS 24 (revised in 2009) changed the definition of related party. The adoption of the revised definition of related party pursuant to IAS 24 (revised in 2009) in the current year allows the identification of related parties not identified as such according to the previous standard. Specifically, the associates of the Company’s holding are classified as the Group’s related parties in conformity with the revised standard. The Company’s related party disclosures already comprise these amendments as they already apply Related Party Disclosure to the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2011

Amendments to IFRIC 14 Prepayments of Minimum Funding Requirements	The amendments are applicable when an entity is subject to minimum funding requirements and makes a prepayment for funding contributions whose benefit is permitted to be recognized as an asset.	Effective for annual periods beginning on or after January 1, 2011

b)	Standards, interpretations and revised standards not yet effective and which were not early adopted by the Company.

The following standards and revised standards have been issued and are mandatory for reporting periods beginning on or after July 1, 2011. The Company decided not to early adopt these standards and revised standards.

Sonae Sierra Brazil BV SARL and Subsidiaries

Standards	Main requirements	Effective date

IFRS 9—Financial Instruments	Introduces new requirements for the classification, measurement, and recognition of financial assets and financial liabilities. Clarifies other IAS 39-related issues. IFRS 9 retains but simplifies the measurement model and establishes two primary measurement categories for financial assets: amortized cost and fair value. The classification base depends on the entity’s business model and the contractual characteristics of the cash flow from financial assets. The guidance included in IAS 39 on impairment of financial assets and hedge accounting is applicable. Prior periods are not required to be restated if the entity adopts this standard for reporting periods beginning on or after January 1, 2012. Management does not expect significant impacts on the consolidated financial statements as a result of adopting this standard.	Effective for annual periods beginning on or after January 1, 2015

Amendments to IFRS 7—Financial Instruments—Disclosure	Enhancement of financial asset transaction disclosure requirements, aiming at the disclosure of risk exposures when a financial asset is transferred; however, the Company still retains exposure risk to a certain degree. The amendments also require the disclosure of transfers of financial assets when they are not distributed in the period on a pro rata basis. The Company’s management does not expect that these amendments to IFRS 7 will impact the Group’s disclosures.	Effective for annual periods beginning on or after July 1, 2011

Amendments to IAS 12—Income Tax	Deferred taxes - recovery of underlying assets when the asset is measured under the fair value model in IAS 40. The amendments to IAS 12 provide an exception to the basic principle of measuring deferred tax assets and liabilities, which should reflect the tax effects resulting from the manner in which the entity expects to recover the carrying amount of an asset. Specifically, under the amendments, investment properties measured based on the fair value model in IAS 40 - Investment Property are expected to be recovered through sale for purposes of measuring deferred taxes, unless the assumption is not appropriate in the circumstances. The Company already records deferred taxes using this assumption and does not expect any significant impacts in the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2012

Sonae Sierra Brazil BV SARL and Subsidiaries

Standards	Main requirements	Effective date

IAS 28—Investments in Associates and Joint Ventures	Amendment to IAS 28 to include the changes introduced by IFRSs 10, 11 and 12. Clarifies the concept of “Significant Influence”, examples for application of the equity method of accounting and how to conduct impairment tests for associates and joint ventures. The Company’s management does not expect that these changes will have a significant impact on the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2013

IAS 27 (revised in 2011)—Separate Financial Statements”	The IAS 27 requirements relating to the consolidated financial statements were replaced by IFRS 10. The requirements applicable to separate financial statements remained unchanged. The Company’s management does not expect that these changes will have a significant impact on the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2013

IFRS 10—Consolidated Financial Statements	Replaces the IAS 27 requirements applicable to consolidated financial statements and SIC 12. IFRS 10 provides a single consolidation model that identifies control as the basis for consolidation for all types of entities. Additionally, IFRS 10 provides a new definition of control encompassing three components: (a) authority over an investee; (b) exposure, or right to variable returns on its interest in the investee and (c) ability to use its authority over the investee to affect the amount of returns to the investor. The Company’s management does not expect that these changes will have a significant impact on the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2013

IFRS 11—Joint Arrangements	Eliminates the option of proportionate consolidation model. Joint ventures should be accounted for under the equity method. IFRS 11 also eliminates the existing concept of “jointly-controlled assets” and classifies joint arrangements as either “joint operations” or “joint ventures”. The Company’s management does not expect that these changes will have a significant impact on the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2013

IFRS 12—Disclosure of Interests in Other Entities	Enhances the requirements to make qualitative disclosures of interests in subsidiaries, joint arrangements or unconsolidated entities by the entity, including significant judgments and assumptions it has made in determining that it controls other entity or has significant influence over another entity, or the type of joint arrangement (joint operation or joint venture), and other information on the nature and extent of significant restrictions and associated risks. Management believes that this standard will not significantly impact the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2013

Sonae Sierra Brazil BV SARL and Subsidiaries

Standards	Main requirements	Effective date

IFRS 13—Fair Value Measurement	Replaces the fair value measurement guidance currently dispersed across different IFRS standards with a single definition of fair value. IFRS 13 defines fair value and provides guidance on how to measure fair value and requirements for disclosure relating to fair value measurement. However, it does not introduce new or revised requirements for when fair value measurement is required, since these requirements remain unchanged. Management believes that this standard will not significantly impact the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2013

Amendments to IAS 1 “Presentation of Financial Statements”	The amendments to IAS 1 allow the presentation of income and other comprehensive income in a single statement or in two separate and consecutive statements. However, the amendments to IAS 1 require additional disclosures in the other comprehensive income section so that other comprehensive income items are grouped in two categories. Income tax on other comprehensive income items will be similarly recognized. Management believes that this standard will not significantly impact the consolidated financial statements.	Effective for annual periods beginning on or after January 1, 2013

3.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised.

The following are the main judgments and accounting estimates that the Company’s and its subsidiaries management understands as relevant for the preparation of consolidated financial statements:

a)	Investment property value: the fair value of investment property is determined by valuating the cash flows of each property at present value, as determined by independent valuers. The Company’s and its subsidiaries management uses its judgment to choose the method and define assumptions, which are mainly based on market conditions existing at the end of the reporting period.

b)	Reserve for civil, tax, labor and social security risks: as described in Note 2.18.1, the reserve for risks is recognized for lawsuits assessed by the legal counsel and management of the Company and its subsidiaries as probable losses, considering the nature of the lawsuits and the legal counsel and management’s experience in similar cases.

Sonae Sierra Brazil BV SARL and Subsidiaries

c)	Projections prepared for the realization of deferred income tax and social contribution balances: based on analyses of the multiyear operating projections, the Company recognized tax credits related to prior year tax loss carryforwards and temporary differences.

Maintenance of tax credits from tax loss carryforwards, deferred income tax and social contribution tax loss carryforwards is supported by future earnings projections prepared by the Company’s Management and periodically reviewed, for the next ten years, to determine the recoverability of tax loss carryforwards and temporary differences.

4.	CASH AND CASH EQUIVALENTS

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Cash	191	249	288	159
Banks	3,903	11,601	11,132	7,701
Short-term investments (*)	389,177	51,188	74,832	19,582
Interest bearing account (**)	4,143	1,541	6,896	161

Total	397,414	64,579	93,148	27,603

(*)	As of December 31, 2011, the short-term investments are highly liquid and earn yield at the weighted average interest rate of 102.2% of the interbank deposit rate (CDI) (100% as of December 31, 2010, 99.5% as of December 31, 2009 and 99.9% as of January 1, 2009).
(**)	Interest bearing account indexed to Euros and earn yield at the weighted average interest rate of 1.73% per year.

5.	TRADE RECEIVABLES, NET AND OTHER RECEIVABLES

	Consolidated
Trade receivables	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Rentals	34,025	31,335	30,329	29,579
Assignment of rights receivable (a)	399	300	553	841
Services	—	—	—	49

Total trade receivables billed	34,424	31,635	30,882	30,469
Unbilled revenue from rentals (b)	10,808	9,582	8,011	2,412

Total trade receivables billed and unbilled	45,232	41,217	38,893	32,881
Allowance for doubtful accounts	(9,727)	(9,985)	(12,879)	(12,978)

Total	35,505	31,232	26,014	19,903

Current	(24,690)	(21,650)	(18,003)	(17,330)

Noncurrent	10,815	9,582	8,011	2,573

Sonae Sierra Brazil BV SARL and Subsidiaries

(a)	Represent receivables from lease of commercial spaces in shopping malls, also known as “Key Money”.
(b)	Represent the effect of unbilled revenue from rentals recognized on a straight-line basis according to agreement terms.

The aging list of trade receivables billed as of December 31, 2011, 2010, 2009 and January 1, 2009 is as follows:

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Current	24,233	17,450	15,389	19,990

Past due:
Up to 30 days	714	1,056	917	1,043
31 to 60 days	497	1,765	750	247
61 to 90 days	413	915	549	181
91 to 180 days	1,115	1,595	1,227	867
Over 180 days	7,452	8,854	12,050	8,141

Subtotal	10,191	14,185	15,493	10,479

Total	34,424	31,635	30,882	30,469

Allowance for doubtful accounts

Change in allowance for doubtful accounts is as follows:

Consolidated
Balance as of January 1, 2009 (Unaudited)	(12,978)
Write-offs	99

Balance as of December 31, 2009 (Unaudited)	(12,879)
Reversal	890
Write-offs	1,281
Write-offs due to matching with condominiums accounts	723

Balance as of December 31, 2010 (Unaudited)	(9,985)
Write-offs	676
Addition	(418)

Balance as of December 31, 2011	(9,727)

Sonae Sierra Brazil BV SARL and Subsidiaries

Other receivables

Additionally, the balance of “Other receivables” is broken down as follows:

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Receivables of Banco Ourinvest S.A. (a)	833	833	—	—
Loan agreement with a storeowner (b)	592	1,418	1,563	—
Other receivables from condominiums	1,231	1,843	1,133	—
Receivables from parking operations	1,748	415	1,009	35
Vacations, 13th salaries, and other advances to employees	189	1,104	116	50
Other	1,216	2,656	1,050	654

Total	5,809	8,269	4,871	739

Current	(4,976)	(5,808)	(3,308)	(739)

Noncurrent	833	2,461	1,563	—

(a)	As of December 31, 2011, subsidiary Sierra Investimentos Brasil Ltda. has R$833 in receivables from Banco Ourinvest S.A., as a result from the commitment entered into on October 29, 2009 (see Note 28).
(b)	Refers to the loan agreement with a storeowner. The loan amount bears interest equivalent to the annual fluctuation of the CDI, plus spread of 2.44% per year. This loan is being repaid in 24 monthly installments, since August 2010. As of December 31, 2011, the subsidiary Pátio Sertório Shopping Ltda. has 7 installments receivables related to this agreement.

6.	RECOVERABLE TAXES

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Withholding income tax (IRRF)	24,233	17,412	15,064	3,129
Social contribution - Law 10,833/03	667	420	541	275
Other	118	80	15	53

Total	25,018	17,912	15,620	3,457

Current	(16,765)	(9,659)	(7,367)	(3,457)

Noncurrent	8,253	8,253	8,253	—

7.	LOANS TO CONDOMINIUMS

Represent advances to condominiums of the shopping malls to cover cash shortages, notably arising from default. The amounts will be recovered as the common area maintenance fees are received and according to the condominiums’ cash availability.

Sonae Sierra Brazil BV SARL and Subsidiaries

		Consolidated
Subsidiary	Condominium	12/31/11	12/31/10	12/31/09	01/01/09
			(Unaudited)	(Unaudited)	(Unaudited)
Sierra Investimentos	Condomínio Shopping Dom Pedro	—	—	—	1,094
Pátio Boavista	Condomínio Shopping Boavista	8	18	143	—
Pátio São Bernardo	Condomínio Shopping Center Plaza Sul	125	234	306	234
Pátio Penha	Condomínio Shopping Center Penha	195	309	—	—

Total		328	561	449	1,328

These loans are considered related-party transactions.

The subsidiaries have been receiving the amounts prepaid according to the condominiums’ availability of cash and management does not expect problems on the realization of these amounts.

8.	INVESTMENTS

December 31, 2011	Number of shares held	Capital - equity interest - %	Equity	Net income for the year	Equity in investees	Investment balance
Campo Limpo Empreendimentos e Participações Ltda.	41,537,062	20.00	130,784	38,871	7,774	26,157

December 31, 2010 (Unaudited)
Campo Limpo Empreendimentos e Participações Ltda.	41,537,062	20.00	95,165	13,480	2,696	19,033

December 31, 2009 (Unaudited)
Campo Limpo Empreendimentos e Participações Ltda.	41,537,062	20.00	84,370	13,310	2,662	16,874

January 1, 2009 (Unaudited)
Campo Limpo Empreendimentos e Participações Ltda.	41,537,062	20.00	72,540	13,570	2,714	14,508

Changes in investments:

Consolidated
Balance at January 1, 2009 (Unaudited)	14,508
Equity in investees	2,662
Dividends received	(296)

Balance at December 31, 2009 (Unaudited)	16,874
Equity in investees	2,696
Dividends received	(537)

Balance at December 31, 2010 (Unaudited)	19,033
Equity in investees	7,774
Dividends received	(650)

Balance at December 31, 2011	26,157

Sonae Sierra Brazil BV SARL and Subsidiaries

9.	PROPERTY AND EQUIPMENT

		12/31/11
	Annual	Consolidated (Unaudited)
	depreciation rate - %	Cost	Accumulated depreciation	Net
Facilities	10	2,747	(2,540)	207
Furniture and fixtures	10	920	(402)	518
Machinery and equipment	10	623	(219)	404
IT equipment	20	2,501	(1,631)	870
Vehicles	20	2,166	(634)	1,532
Other	20	41	(38)	3

Subtotal		8,998	(5,464)	3,534
Construction in progress	—	1,979	—	1,979
Advances to suppliers	—	459	—	459

Total		11,436	(5,464)	5,972

		12/31/10
	Annual	Consolidated (Unaudited)
	depreciation rate -%	Cost	Accumulated depreciation	Net
Facilities	10	2,413	(1,830)	583
Furniture and fixtures	10	728	(317)	411
Machinery and equipment	10	397	(132)	265
IT equipment	20	1,871	(1,425)	446
Vehicles	20	2,081	(480)	1,601
Other	20	38	(33)	5

Subtotal		7,528	(4,217)	3,311
Construction in progress	—	1,162	—	1,162
Advances to suppliers	—	59	—	59

Total		8,749	(4,217)	4,532

		12/31/09
	Annual	Consolidated (Unaudited)
	depreciation rate - %	Cost	Accumulated depreciation	Net
Facilities	10	2,161	(1,174)	987
Furniture and fixtures	10	705	(244)	461
Machinery and equipment	10	361	(86)	275
IT equipment	20	1,634	(1,280)	354
Vehicles	20	1,616	(407)	1,209
Other	20	34	(32)	2

Subtotal		6,511	(3,223)	3,288
Construction in progress	—	147	—	147
Advances to suppliers	—	33	—	33

Total		6,691	(3,223)	3,468

Sonae Sierra Brazil BV SARL and Subsidiaries

		01/01/09
	Annual	Consolidated (Unaudited)
	depreciation rate - %	Cost	Accumulated depreciation	Net
Facilities	10	2,345	(645)	1,700
Furniture and fixtures	10	658	(174)	484
Machinery and equipment	10	180	(51)	129
IT equipment	20	1,526	(1,158)	368
Vehicles	20	1,078	(295)	783
Other	20	34	(30)	4

Subtotal		5,821	(2,353)	3,468
Advances to suppliers	—	72	—	72

Total	—	5,893	(2,353)	3,540

Changes in property and equipment in operation:

	Consolidated
	Facilities	Furniture and fixtures	Machinery and equipment	IT equipment	Vehicles	Other	Total
Balances at January 1, 2009 (Unaudited)	1,700	484	129	368	783	4	3,468
Additions	13	47	181	109	781	1	1,132
Write-off	(96)	—	—		(85)	—	(181)
Depreciation	(630)	(70)	(35)	(123)	(270)	(3)	(1,131)

Balances at December 31, 2009 (Unaudited)	987	461	275	354	1,209	2	3,288
Additions	252	23	35	243	640	4	1,197
Write-off	—	—	—	—	(71)	—	(71)
Depreciation	(656)	(73)	(45)	(151)	(177)	(1)	(1,103)

Balances at December 31, 2010 (Unaudited)	583	411	265	446	1,601	5	3,311
Additions	334	192	226	630	601	3	1,986
Write-off	—	—	—	—	(516)	—	(516)
Depreciation	(710)	(85)	(87)	(206)	(154)	(5)	(1,247)

Balances at December 31, 2011	207	518	404	870	1,532	3	3,534

10.	INVESTMENT PROPERTY

Under IAS 40, properties held to earn rentals or for capital appreciation or both can be recognized as investment property. Investment property was initially measured at cost. The Company’s management adopted the fair value method to reflect better its business, from January 1, 2009.

The measurement at and change in fair value of property are made on a quarterly basis, at the date of the financial statements.

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Constructed investment property	2,338,796	1,983,960	1,807,096	1,191,034
Investment property under construction	437,254	197,452	82,079	246,535

Total	2,776,050	2,181,412	1,889,175	1,437,569

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in investment properties:

	Consolidated
	Constructed properties	Properties under construction	Total
Balances at January 1, 2009 (Unaudited)	1,191,034	246,535	1,437,569
Additions	96,577	85,578	182,155
Purchase of properties (*)	42,800	—	42,800
Transfer of properties under construction to properties in operation	250,034	(250,034)	—
Gain (loss) from the change in fair value of properties	226,651	—	226,651

Balance at December 31, 2009 (Unaudited)	1,807,096	82,079	1,889,175
Additions	55,368	94,143	149,511
Gain from the change in fair value of properties	121,496	21,230	142,726

Balance at December 31, 2010 (Unaudited)	1,983,960	197,452	2,181,412
Additions	73,442	244,283	317,725
Gain from the change in fair value of properties	281,394	(4,481)	276,913

Balance at December 31, 2011	2,338,796	437,254	2,776,050

Notes:

(*)	On October 15, 2009, the Company acquired an additional interest of 17.0% in Shopping Metrópole in a public auction, for the total amount of R$42,800. This interest of 17.0% was previously held by Instituto Aerus de Seguridade Social, or Aerus. This acquisition increased the Company´s interest in Shopping Metrópole, held by the indirect subsidiary Pátio Boavista Shopping Ltda., to 100.0%.
a)	The certificates of title of some properties part of the Shopping Center Penha and Shopping Boavista projects are not registered with the Registry of Deeds Office. As of December 31, 2011, the total amount carried as investment property is R$234,466 (R$208,767 as of December 31, 2010 and R$194,911 as at December 31, 2009).
b)	On September 13, 2010, subsidiary Pátio Londrina Shopping Ltda. acquired 77.6% of the land located in Londrina, PR, for the future construction of the Boulevard Londrina Shopping real estate project. The subsidiary agreed to transfer undivided interest equivalent to 11.36% of the project in consideration for the land.

Fair value measurement methodology

The fair value of each investment property in operation and in construction was determined based on a valuation reported at the time, prepared by an independent external appraiser (Cushman & Wakefield).

The valuation of these investment properties was prepared in accordance with the practice statements of the RICS Appraisal and Valuation Manual published by The Royal Institution of Chartered Surveyors (Red Book), based in the United Kingdom.

The methodology adopted to calculate the market value (fair value) of investment property in operation involves developing making related to ten-year projections of gains and losses for each shopping mall, added to the residual value, which corresponds to a perpetuity calculated based on the net earnings of the 11th year and a market yield rate (exit yield or cap rate). For the calculation of the perpetuity, we considered a real growth rate of 0.0%. These projections are discounted at the measurement date using a market discount rate. The projections are not forecasts but simply reflect the best estimate of the appraiser regarding the current view of the market with respect to the future revenue and cost of each property. The yield rate and the discount rate are set according to the local investment and institutional market and the reasonableness of the market value obtained according to the methodology above, equally tested in terms of the initial yield rate obtained based on net yield estimated for the first year of the projections.

Sonae Sierra Brazil BV SARL and Subsidiaries

In the valuation of the investment properties, some assumptions classified by the Red Book as “special” were considered. These assumptions relate mainly to recently opened shopping malls, where investment expenses not yet paid were not included as such amounts are duly recognized in the financial statements.

The fair value of the investment properties in construction, measured at fair value at this date, is obtained by discounting the fair value of the property at the opening date, calculated using the methodology described above, and the investment necessary to complete the construction is weighted by a risk rate set by the appraiser for the property being valued.

The assumptions used for the measurement at fair value described above are as follows:

12/31/11				12/31/10
10-year discount rate		10-year exit yield		10-year discount rate		10-year exit yield
Minimum	Maximum	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
12.75%	14.00%	8.25%	9.50%	12.75%	14.00%	8.25%	9.50%

12/31/09				01/01/09
10-year discount rate		10-year exit yield		10-year discount rate		10-year exit yield
Minimum	Maximum	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
12.75%	14.00%	8.25%	9.50%	13.45%	14.95%	8.25%	9.75%

11.	INTANGIBLE ASSETS

	Annual amortization	Consolidated
	rate - %	12/31/11	12/31/10	12/31/09	01/01/09
			(Unaudited)	(Unaudited)	(Unaudited)
Software	20	2,153	1,206	525	300
Accumulated amortization (*)		(571)	(333)	(226)	(151)

Total		1,582	873	299	149

(*)	For the year ended December 31, 2011, the amortization expense of the cost of purchase of software, amounting to R$238 (R$107 in 2010 and R$75 in 2009), is recognized in line item “General and administrative expenses”, in the statement of income.

Changes in intangible assets:

	Consolidated
	Cost	Amortization	Net
Balances at January 1, 2009 (Unaudited)	300	(151)	149
Additions	225	(75)	150

Balance at December 31, 2009 (Unaudited)	525	(226)	299
Additions	681	(107)	574

Balance at December 31, 2010 (Unaudited)	1,206	(333)	873
Additions	947	(238)	709

Balance at December 31, 2011	2,153	(571)	1,582

Sonae Sierra Brazil BV SARL and Subsidiaries

12.	LOANS AND FINANCING

		Consolidated
Domestic	Maturity	12/31/11	12/31/10	12/31/09	01/01/09
			(Unaudited)	(Unaudited)	(Unaudited)
Banco do Amazonas S.A.—BASA (a)	12/10/2020	130,073	123,925	118,086	90,554
Banco Itaú BBA S.A. (b)	10/21/2015	17,532	20,138	—	—
Banco Itaú BBA S.A. (c)	10/17/2016	24,362	27,194	—	—
Banco Bradesco S.A. (d)	10/26/2025	53,842	30,591	—	—
Banco Bradesco S.A. (e)	10/27/2025	71,767	—	—	—
Banco Itaú BBA S.A. (f)	05/10/2018	53,315	—	—	—
Banco Itaú BBA S.A. (g)	08/16/2010	—	—	28,172	—
Banco Itaú BBA S.A. (h)	10/16/2010	—	—	28,172	—
Banco Bradesco S.A. (i)	06/4/2010	—	—	9,058	—
Banco Itaú BBA S.A. (j)	02/20/2009	—	—	—	22,996
Banco Itaú BBA S.A. (k)	02/20/2009	—	—	—	7,045
BANIF—Banco de Investimentos (Brasil) S.A. (l)	09/08/2009	—	—	—	5,068
União de Bancos Brasileiros—Unibanco (m)	08/04/2009	—	—	—	5,038
União de Bancos Brasileiros—Unibanco (n)	08/02/2009	—	—	—	3,617
Other	01/31/2009	—	—	—	608

Total		350,891	201,848	183,488	134,926

Current		(17,619)	(7,171)	(65,763)	(44,372)

Noncurrent		333,272	194,677	117,725	90,554

(a)	On December 17, 2008, subsidiary Pátio Sertório raised a loan of R$90,315 with Banco do Amazonas S.A.—BASA to finance the construction of the mall Shopping Manauara. In the year ended December 31, 2009, the subsidiary obtained new loans totaling R$21,985. These loans bear fixed interest of 10% per year, with possible discount of 15% if payments are made on the maturity date, and have a grace period of 48 months, during which only 50% of interests incurred are paid. The remaining balance of accrued interest will be paid after the grace period together with the principal repayment. The loan is collateralized by the Shopping Manauara property. The subsidiaries Sonae Sierra Brasil S.A. and Sierra Investimentos are guarantors of this transaction.
(b)	On November 16, 2010, subsidiary Sierra Investimentos Brasil Ltda. raised R$20,000 with Banco Itaú BBA S.A. to finance working capital. This loan is subject to average interest linked to CDI plus 2.85% per year. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; (ii) net receivables of Shopping Metrópole. This loan has a six-month grace period for the payment of the first installment of principal.
(c)	On November 16, 2010, subsidiary Pátio Boavista Shopping Ltda. raised R$27,000 with Banco Itaú BBA S.A. to finance working capital. This loan is subject to average interest linked to CDI plus 3.3% per year. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; and (ii) net receivables of Shopping Metrópole. This loan has a six-month grace period for the payment of the first installment of principal.

Sonae Sierra Brazil BV SARL and Subsidiaries

(d)	In the months of June and December 2011, subsidiary Pátio Londrina Shopping Ltda. raised R$53,451 with Banco Bradesco S.A. to finance the construction of Shopping Londrina. This loan, in the total amount of R$120,000 bears a fixed rate equivalent to TR (a managed prime rate) plus 10.90% per year. The agreement is effective for 15 years, with a 2-year grace period for repaying the principal. After this period, the outstanding balance will be paid in 155 monthly consecutive installments. The loan is collateralized by the Shopping Londrina property. The Company is the guarantor of this transaction.
(e)	From August 2010 to December 2011, subsidiary Pátio Uberlândia Shopping Ltda. raised R$70,924 with Banco Bradesco S.A. to finance the construction of Shopping Uberlândia. This loan, in the total amount R$81,200, bears a fixed rate equivalent to TR (a managed prime rate) plus 11.30% per year. The agreement is effective for 15 years, with a two-year grace period for the interest installment. After this period, the outstanding balance will be paid in 156 monthly consecutive installments, consecutive installments. The loan is collateralized by the Shopping Uberlândia property. The Company is the guarantor of this transaction.
(f)	On June 29, 2011, subsidiary Pátio Boavista Shopping Ltda. raised R$52,651 with Banco Itaú BBA S.A. to finance the expansion of Shopping Metrópole. This loan bears a fixed rate equivalent to TR (a managed prime rate) plus 10.30% per year. The agreement is effective for 7 years, with a 12-month grace period for repaying the principal. After this period, the outstanding balance will be paid in 72 monthly consecutive installments. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; and (ii) Shopping Metrópole’s net receivables.
(g)	On February 18, 2009, Sierra Investimentos Brasil Ltda. raised R$25,000 with Banco Itaú BBA S.A. to finance the construction of the mall Shopping Manauara. This loan was subject to average interest linked to CDI plus 5% per year. The Company was the guarantor of this transaction. On February 3, 2010, such agreement was renegotiated and the loan maturity was extended to August 16, 2010, subject to interest of CDI plus 3.22% per year. The loan guarantees and other contractual terms remained unchanged. This loan was settled on August 16, 2010.
(h)	On February 2, 2009, subsidiary Pátio Sertório raised R$25,000 with Banco Itaú BBA S.A. to finance the construction of the mall Shopping Manauara. This loan was subject to average interest linked to CDI plus 5% per year. The Company was the guarantor of this transaction. On February 3, 2010, such agreement was renegotiated and the loan maturity was extended to August 16, 2010, subject to interest of CDI plus 3.22% per year. The loan guarantees and other contractual terms remained unchanged. On August 16, 2010, the Company’s management rescheduled this loan, extending its maturity to October 16, 2010. This loan was settled on October 16, 2010.
(i)	On June 8, 2009, subsidiary Pátio Boavista raised R$15,000 with Banco Bradesco S.A. to finance working capital for its operations. This loan was subject to average interest linked to CDI plus 3.66% per year. The Company was the guarantor of this transaction. This loan was settled on June 4, 2010.
(j)	On February 27, 2008, subsidiary Pátio Uberlândia Shopping Ltda. raised R$25,000 with Banco Itaú BBA S.A. to finance the construction of Shopping Manauara. This loan was subject to average interest linked to CDI plus 0.45% per year. Sonae Sierra Brasil S.A. was the guarantor of this transaction. This loan was settled on February 20, 2009.
(k)	On February 27, 2008, subsidiary Pátio Sertório raised R$25,000 with Banco Itaú BBA S.A. to finance the construction of the mall Shopping Manauara. This loan was subject to average interest linked to CDI plus 0.45% per year. Sonae Sierra Brasil S.A. was the guarantor of the loan. This loan was settled on February 20, 2009.

Sonae Sierra Brazil BV SARL and Subsidiaries

(l)	On December 5, 2008, subsidiary Pátio Sertório raised R$5,000 with BANIF—Banco de Investimentos (Brasil) S.A. to finance the construction works of Shopping Manaura. This loan was subject to average interest linked to CDI plus 7.5% per year. The loan was collateralized by shares of Fundo de Investimento Imobiliário I. On March 5, 2009, such agreement was renegotiated and the loan maturity was extended to September 8, 2009, subject to CDI fluctuation plus 7% per year. The loan guarantees and other contractual terms remained unchanged. This loan was settled on August 13, 2009.
(m)	On November 7, 2008, subsidiary Pátio Sertório raised R$5,038 with União de Bancos Brasileiros S.A.—Unibanco to finance the construction of Shopping Manaura. The loan was subject to interest of 21.27% per year. Sonae Sierra Brasil S.A. was the guarantor of the loan. On February 5, 2009, this loan was rescheduled and its maturity was extended to August 4, 2009, subject to interest of 17.60% per year. The loan guarantees and other contractual terms remained unchanged. This loan was settled on August 4, 2009.
(n)	On September 3, 2008, subsidiary Pátio Sertório raised R$3,545 with União de Bancos Brasileiros S.A.—Unibanco to finance the construction works of Shopping Manaura. The loan was subject to interest of 23.29% per year. Sonae Sierra Brasil S.A. was the guarantor of the loan. On February 3, 2009, this loan was rescheduled and its maturity was extended to August 2, 2009, subject to interest of 17.6% per year. The loan guarantees and other contractual terms remained unchanged. This loan was settled on August 3, 2009.

Covenants

The loan agreements entered by the Company and its subsidiaries, described above, do not provide for compliance with any financial ratios such as debt ratios, expenses coverage with interests, etc.

Changes in loans and financing:

Balances at January 1, 2009 (Unaudited)	134,926

New borrowings	96,985
Repayments	(62,666)
Interest payments	(7,861)
Interest capitalized in investment property under construction	5,316
Interest allocated to net income	16,788

Balance at December 31, 2009 (Unaudited)	183,488

New borrowings	77,333
Payments—principal	(59,000)
Interest payments	(18,643)
Interest capitalized in investment property under construction	1,861
Interest allocated to net income	16,809

Balance at December 31, 2010 (Unaudited)	201,848

New borrowings	153,216
Payments—principal	(5,456)
Interest payments	(26,083)
Interest capitalized in investment property under construction	9,143
Interest allocated to net income	18,223

Balance at December 31, 2011	350,891

Sonae Sierra Brazil BV SARL and Subsidiaries

The noncurrent portion, as of December 31, 2011, matures as follows:

Year
2013	43,391
2014	43,935
2015	43,564
2016 - 2020	155,468
2021 - 2025	46,914

Total	333,272

13.	RELATED PARTIES – SHAREHOLDER’S LOAN

Sonae Sierra SGPS and the Company had entered into a facility agreement on January, 1st, 2002. Under this facility agreement, Sonae Sierra SGPS agreed to provide a loan to the Company up to maximum amount of EUR 200,000,000 (two hundred million euros).

On October 20, 2006, Sonae Sierra SGPS and DDR Luxembourg SARL entered into a Shareholders Agreement related to the Company, according to which Sonae Sierra SGPS assigned 50% of its position in the facility to DDR Luxembourg SARL.

On June 1st, 2008, Sonae Sierra SGPS and DDR Luxembourg SARL agreed to raise the principal amount up to EUR 400,000,000 (four hundred million euros).

The loan has no fixed repayment date.

As of December 31, 2010, the interest was calculated as follows:

a)	Equal to 80% of the accumulated results accounted in the financial year, upon the Company having obtained positive results.

b)	With a maximum corresponding to a rate of interest of 15% per year, calculated on the average of the principal loan amount outstanding in each relevant year, since inception of the loan.

c)	Interest due and payable shall be paid after the formal approval of the Annual Accounts of the previous year.

On December 23, 2010, Sonae Sierra SGPS transferred its interests, rights and obligations to Sierra Investments Holdings B.V.

On December 20, 2011, the Company changed the agreement as follows:

a)	Interest shall be an amount derived from the net income of the financial year. For the related agreement purpose, the net income corresponds to income less: (i) the operating expenses of the borrower; and (ii) the amount equal to 0.125% per annum of the outstanding principal amount of the means the shareholder loan provided by the borrower to Sierra Brazil B.V.

b)	Interest accrued and unpaid or due and payable may at the discretion of the Lender be converted into share capital of the Borrower.

Sonae Sierra Brazil BV SARL and Subsidiaries

In the years ended December 31, 2011, 2010 and 2009 the Company repaid total amount of R$86,862, R$2,970 and R$8,754, respectively.

On December 29, 2011, the balances of Shareholder’s loan were converted into share capital and share premium in the respective amounts of R$1 equivalents to €200 and R$466,870 equivalents to €193,596,148, as mentioned above.

Changes in shareholder’s loans:

Balances at January 1, 2009 (Unaudited)	729,088

Increase	31,982
Interest allocated to net income	1,803
Payments—principal	(8,754)
Exchange rate variation	(169,596)

Balance at December 31, 2009 (Unaudited)	584,523

Payments—principal	(2,970)
Exchange rate variation	(65,109)

Balance at December 31, 2010 (Unaudited)	516,444

Interest allocated to net income	351
Payments—interest	(1,645)
Payments—principal	(86,862)
Exchange rate variation	38,582
Capitalization of shareholder’s loan and issue of share premium	(466,870)

Balance at December 31, 2011	—

14.	KEY MONEY

		Consolidated
Subsidiary	Shopping mall	12/31/11	12/31/10	12/31/09	01/01/09
			(Unaudited)	(Unaudited)	(Unaudited)
Pátio Boavista	Boavista	2,280	1,196	411	559
Pátio Sertório	Manauara	11,062	12,673	12,121	7,399
Pátio Uberlândia	Uberlândia Shopping	6,292	1,975	—	—
Pátio Londrina	Boulevard Londrina	3,994	564	—	—
Pátio Goiânia	Passeio das Águas	365	68	—	—
Fundo de Investimento Imobiliário I	Parque D. Pedro	1,725	772	—	—
Fundo de Investimento Imobiliário II	Parque D. Pedro	308	—	—	—

Total		26,026	17,248	12,532	7,958

Current		(5,540)	(5,410)	(5,362)	(318)

Noncurrent		20,486	11,838	7,170	7,640

Refers to the lease agreements for the use of property space, payable by tenants from the time the point of sales lease agreement is executed. Mainly on the launching of new projects, expansions or when a store is returned, the new tenants pay for the right to use commercial locations in the shopping malls. These amounts are negotiated based on the market value of the locations.

Sonae Sierra Brazil BV SARL and Subsidiaries

The key money amounts are billed according to the lease term, in up to 60 months, and are recognized on a straight-line basis in the statement of income over the lease agreement period.

15.	RESERVE FOR CIVIL, TAX, LABOR AND SOCIAL SECURITY SERVICES RISKS

The Company and its subsidiaries are parties to civil, tax, labor and social security lawsuits at different courts and levels. Based on the opinion of its legal counsel, the Company’s management recorded a reserve for lawsuits whose likelihood of an unfavorable outcome is considered probable. The reserve for risks is broken down as follows:

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Labor and social security (a)	5,375	6,306	7,193	7,435
Tax (b)	3,455	3,982	4,753	4,373
Civil (c)	1,455	618	422	—

Total	10,285	10,906	12,368	11,808

Changes in the reserve for the years ended December 31, 2011, 2010, and 2009 are as follows:

	Consolidated
	Labor and social security (a)	Tax (b)	Civil (c)	Total
Balance at January 1, 2009 (Unaudited)	7,435	4,373	—	11,808

Addition	—	—	422	422
Reversal/payments	(242)	380	—	138

Balance at December 31, 2009 (Unaudited)	7,193	4,753	422	12,368

Addition	609	—	285	894
Inflation adjustments	482	373	40	895
Reversal/payments	(1,978)	(1,144)	(129)	(3,251)

Balance at December 31, 2010 (Unaudited)	6,306	3,982	618	10,906

Addition	728	—	873	1,601
Inflation adjustments	368	206	25	599
Reversal/payments	(2,027)	(733)	(61)	(2,821)

Balance at December 31, 2011	5,375	3,455	1,455	10,285

(a)	Labor and social security

As of December 31, 2011, the Company and its subsidiaries were parties to 11 labor lawsuits (5 labor lawsuits as of December 31, 2010), whose contingency in the amount of R$562 (R$543 as of December 31, 2010) was assessed as probable loss by the legal counsel.

Sonae Sierra Brazil BV SARL and Subsidiaries

For the social security risks, as of December 31, 2011, the Company and its subsidiaries maintained a reserve of R$4,813 (R$5,763 as of December 31, 2010) according to the legal counsel’s opinion, which estimated that the likelihood of loss on these lawsuits is probable.

(b)	Tax

(b.1)	IRRF, CIDE, CPMF and CADE

The Company is claiming the suspension of the payment of IRRF, economic intervention contribution (CIDE), and tax on banking transaction (CPMF) on payments made abroad. The historical amounts of such lawsuits correspond to the total amount of R$3,045 (R$2,839, R$2,466 as of December 31, 2010 and 2009, respectively), which are deposited in escrow and accrued, considering that the likelihood of loss on these lawsuits is probable.

The CIDE and IRRF lawsuits await ruling at lower court and appellate court, respectively.

In the year ended December 31, 2010, there was a final and unappealable decision on the lawsuit challenging the CPMF levied on foreign payments unfavorable decision to subsidiary Sierra Investimentos Brasil Ltda. This decision will not require disbursements since the court costs have already been paid and the subsidiary was not sentenced to pay attorney’s fees to prevailing party arising from the injunction. Presently, subsidiary Sierra Investimentos waits the settlement of the escrow deposit, which amounts to R$1,166, in order to write off the tax credit.

Additionally, Sierra Investimentos recognizes a reserve for risks and made an escrow deposit of R$410, corresponding to the administrative fine imposed by the CADE (Brazilian antitrust agency). As of December 31, 2011, this lawsuit had already obtained a final and unappealable decision. Presently, Sierra Investimentos is awaiting the withdrawal of said of escrow deposits by the CADE to settle said fine, with no impact on net income.

(c)	Civil

The Company’s subsidiaries are defendants in several lawsuits arising from their regular business activities, especially involving compensation, contract termination and shopping mall rental renewal and revision lawsuits.

The Company’s subsidiaries are plaintiffs in lawsuits mostly related to evictions (due to default and contractual breaches), executions and collections, in general.

The Company and its subsidiaries are parties to other tax, civil, labor and social security lawsuits arising from the normal course of their business and whose likelihood of loss is possible. These lawsuits amount to R$27,946 as of December 31, 2011 (R$22,199 and R$6,667 as of December 31, 2010 and 2009, respectively).

Sonae Sierra Brazil BV SARL and Subsidiaries

The most material lawsuit is an action started on July 3, 2009 by subsidiary Pátio Sertório Shopping Ltda. against R.D. Comércio e Engenharia Ltda. It refers to an action involving rescission of contract combined with indemnity for pain and suffering claiming the payment of compensation due to non-performance and irregularities in the construction of Manauara Shopping. Currently the lawsuit is in the fact finding phase, with the need to obtain evidence from an expert being determined. The amount involved has not been quantified.

Additionally, subsidiary Pátio Sertório Shopping Ltda. is a defendant in a lawsuit started by R.D. Comércio e Engenharia Ltda., claiming the payment of R$11,112 (R$13,933 adjusted for inflation through December 31, 2011) related to the execution of the construction of Manauara Shopping.

Both lawsuits were assessed by the Company as possible loss. The Company does not expect a material impact on its financial statements.

(d)	Escrow deposits

Breakdown of escrow deposits:

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Labor and social security	53	48	5	5
Tax	3,455	3,379	2,872	2,103
Civil	221	157	—	—

Total	3,729	3,584	2,877	2,108

16.	TAXES PAYABLE

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Income tax and social contribution	6,253	4,235	2,250	2,255
IRRF—withholding income taxes	1,122	1,045	613	500
COFINS—Social Security Funding Tax on Revenue	1,373	1,358	999	599
PIS—Social Integration Program Tax on Revenue	298	295	132	130
ISS—Services tax	1,066	700	475	311
Other	12	276	200	248

Total	10,124	7,909	4,669	4,043

Sonae Sierra Brazil BV SARL and Subsidiaries

17.	EQUITY—COMPANY

17.1	Capital

As of December 31, 2011, the authorized share capital of the Company amounts to €91,000 (ninety one thousand) divided into 910 ordinary shares a nominal value of €100 (one hundred) each.

As of December 31, 2011, the issued and paid up capital amounts to R$48 equivalents to €18,400 (eighteen thousand and four hundred euros), divided into 92A Shares and 92B Shares with a nominal value of €100 (one hundred) each.

17.2	Capital increase and share premium

On December 29, 2011 the capital was increased from R$47 equivalents to €18,200 (eighteen thousand and two hundred euros), divided into 91 A Shares and 91 B Shares with a nominal value of €100 to R$48 equivalents to €18,400 (eighteen thousand and four hundred euros) divided into 92 A Shares and 92 B Shares with a nominal value of €100.

To accept the subscription of 1 A Share with nominal value 100 Euros of the Company by Sierra Investments and the payment thereof and a share premium in the amount of R$233,435 equivalents to €96,797,974 (ninety six million, seven hundred ninety-seven thousand, nine hundred seventy-four euros) by a contribution in kind of definite, due and payable receivable held by Sierra Investments against the Company in the amount of R$233,346 equivalents to €96,798,074 (ninety six million, seven hundred ninety-eight thousand and seventy-four euros).To accept the subscription of 1 B Share with nominal value 100 Euros of the Company by DDR Luxembourg and the payment thereof and a share premium in the amount of €96,797,974 (ninety six million, seven hundred ninety-seven thousand, nine hundred seventy-four euros) by a contribution in kind of definite, due and payable receivable held by Sierra Investments against the Company in the amount of €96,798,074 (ninety six million, seven hundred ninety-eight thousand and seventy-four euros).

17.3	Sale of subsidiaries in 2009

As of January 1, 2009, the companies Parque D. Pedro I BV and Sierra Investimentos Brasil owned 49% and 51%, respectively, of the investment held in the real estate investment fund “Fundo de Investimento Imobiliário Shopping Parque D. Pedro”.

During 2009, the Fundo de Investimento Imobiliário Shopping Parque D. Pedro was separated into two separate investment funds, Fundo de Investimento Imobiliário I Shopping Parque D. Pedro, owned 60% by Sierra Investimentos Brasil and 40% by Parque D Pedro I BV, and Fundo de Investimento Imobiliário II Shopping Parque D. Pedro, owned solely by Parque D. Pedro I BV.

In July 2009, the company Parque D. Pedro I BV sold to third parties 12.39% of the investment held in the Fundo de Investimento Imobiliário—FII Shopping Parque D. Pedro (Fundo D. Pedro I) by the amount of R$ 75,205. Considering that after this sale the Fundo D. Pedro I continued to be majority owned by the group, the financial statements of the Fundo D. Pedro I continued to be included in the consolidated financial statements.

Sonae Sierra Brazil BV SARL and Subsidiaries

In June 2009, there was a capital increase of an additional 50.1% of Fundo de Investimento Imobiliário—FII Shopping Parque D. Pedro (Fundo D. Pedro II), subscribed by Sierra Investimentos Brasil Ltda, to be paid in 40 months from the subscription date. In November 2009, Parque D. Pedro I BV sold to third parties 84.03% of the 49.9% investment (after the capital increase) held in Fundo D. Pedro II by the amount of R$ 95,209. Given that after this sale the Fundo D. Pedro II continued to be considered as an entity controlled by the Group Sierra Brazil (since Sierra Investimentos Brasil Ltda subscribed a capital increase of 50.1% of Fundo D. Pedro II), the financial statements of Fundo D. Pedro II continued to be included in the consolidated financial statements.

The gains related to the transactions above were R$ 11,860 recognized in equity.

Under the sales of investments in Fundo D. Pedro I and Fundo D. Pedro II, the Board committed with a minimum return over a period of 36 months.

17.4	Initial Public Offering—Sonae Sierra Brasil S.A.

During February and March 2011, the subsidiary Sonae Sierra Brasil S.A., a company incorporated under the Brazilian law, carried out an initial public offering of 23,251,043 ordinary shares issued by the Sonae Sierra Brasil S.A. all nominative, without par value, free and clear of any liens or charges, at the price of R$ 20.00 per share, for a total of R$465,021. After this operation, the subsidiary, which holds companies headquartered in Brazil, is now held by the Company at 66.67%. This transaction resulted in a loss of R$73,760 recognized in equity.

The related shares issuance costs in the amount of R$16,083 net of taxes (R$24,368 gross amount), were accounted for as a reduction to the non-controlling interests. These costs are comprised mainly by commissions, attorney’s fees, audit fees, registration fee, printing, publications and other expenses.

17.5	Dividends

a)	Company

In the year ended December 31, 2011 the Company paid dividends totaling R$3,483.

b)	Sonae Sierra Brasil S.A.

Under the Sonae Sierra Brasil S.A. bylaws, shareholders are entitled to minimum dividends of 25% of net income adjusted pursuant to the Brazilian Corporate Law. These realized minimum mandatory dividends were recorded by the subsidiary as at December 31, 2011, 2010 and 2009 in the amounts of R$13,977, R$2,939 and R$6,239, respectively.

The realized minimum mandatory dividends related to noncontrolling interests as at December 31, 2011, 2010 and 2009 amount to R$4,661, R$124, R$271, respectively.

Sonae Sierra Brazil BV SARL and Subsidiaries

c)	Fundo de Investimento Imobiliário—FII Shopping Parque D. Pedro and Fundo de Investimento Imobiliário—FII Parque Dom Pedro Shopping Center

Fundo de Investimento Imobiliário I and II distribute to unitholders a minimum of 95% of their income even though in excess of the revenue (expenses) (cash basis), calculated based on the existing cash and cash equivalents payable to unitholders registered as such on the closing of the last business day of the month preceding the respective payment.

In the years ended December 31, 2011, 2010 and 2009, dividends paid totaled R$18,185, R$11,322 and R$1,210, respectively.

As at December 31, 2011, 2010 and 2009 and January 1, 2009, the balances of dividends payable related to noncontrolling interests amount to R$11,176, R$ 9,373, and R$ 2,334.

17.6	Earnings per share

As required by IAS 33 (Earnings per Shares) below is the reconciliation of net income to the amounts used to calculate the basic earnings per share.

The Company has no debt convertible into shares or stock options granted; therefore, the diluted earnings per share were equals the basic earnings per share calculated as follows:

	Consolidated
	12/31/11	12/31/10	12/31/09
		(Unaudited)	(Unaudited)
Net income for the year attributable to the Company’s owners	175,863	216,629	368,628
Weighted average of outstanding common shares	182	182	182

Basic earnings per share	966	1,190	2,025

18.	NET REVENUE

	Consolidated
	12/31/11	12/31/10	12/31/09
		(Unaudited)	(Unaudited)
Gross revenue:
Rentals	186,058	158,246	132,370
Revenue from services	16,294	14,477	18,390
Parking revenue	24,172	17,682	6,645
Key Money	10,341	10,399	9,232
Other income	2,784	808	2,186

Total	239,649	201,612	168,823

Deductions:
Taxes on rentals and services	(14,768)	(12,802)	(9,430)
Discounts and abatements	(5,696)	(3,801)	(5,252)

Total	(20,464)	(16,603)	(14,682)

Net revenue	219,185	185,009	154,141

Sonae Sierra Brazil BV SARL and Subsidiaries

19.	EXPENSES BY NATURE

	Consolidated
	12/31/11	12/31/10	12/31/09
		(Unaudited)	(Unaudited)
Depreciation and amortization	1,467	1,210	1,206
Personnel	24,935	20,757	24,609
Services rendered by third parties	10,654	12,832	6,906
Cost of occupancy (vacant stores)	3,851	4,070	5,828
Costs of contractual agreements with tenants	1,428	1,873	2,340
Allowance for (reversal of) doubtful lease receivables	418	(890)	(99)
Rent	2,780	2,749	1,945
Travel expenses	1,442	1,338	950
Others	7,670	8,431	13,185

Total	54,645	52,370	56,870

Classified as:
Cost of rentals and services	36,809	33,528	41,761
General and administrative expenses	17,836	18,842	15,109

20.	FINANCIAL INCOME (EXPENSES), NET

	Consolidated
	12/31/11	12/31/10	12/31/09
		(Unaudited)	(Unaudited)
Financial income:
Interest from short-term investments	42,175	4,121	2,773
Interest receivable	1,202	1,426	1,016
Monetary and exchange variations	—	65,618	169,727
Other	1,116	1,053	1,196

	44,493	72,218	174,712

Financial expenses:
Monetary and exchange variations	(37,972)	—	—
Interest on loans and financing	(18,574)	(16,809)	(18,591)
Other	(508)	(3,697)	(271)

	(57,054)	(20,506)	(18,862)

Total, net	(12,561)	51,712	155,850

21.	INCOME TAX AND SOCIAL CONTRIBUTION

a)	Income tax and social contribution expense

The Company and its subsidiaries´ operations are located in Brazil, therefore, the reconciliation of income tax expense was prepared according to the statutory rates in Brazil.

Sonae Sierra Brazil BV SARL and Subsidiaries

	Consolidated
	12/31/11	12/31/10	12/31/09
		(Unaudited)	(Unaudited)
Income before income tax and social contribution	436,933	332,617	478,320
Statutory rate	34%	34%	34%

Expected income tax and social contribution charge, at statutory rate	(148,557)	(113,090)	(162,629)
Effect of income tax and social contribution on permanent differences:
Equity in investees	2,643	917	905
Exchange variations on shareholder’s loan	(13,118)	22,138	57,663
Other permanent differences	(907)	(799)	(1,469)
Effect of income tax and social contribution on temporary differences and tax loss carryforwards:
Temporary differences	1,303	(769)	2,844
Tax loss carryforwards	609	140	449
Effect of taxation of subsidiaries taxed based on deemed income	5,641	4,455	3,050
Effect of different taxation of Fundos de Investimento Imobiliário I and II (*)	31,400	15,496	19,126

Income tax and social contribution expense at effective rate	(120,986)	(71,512)	(80,061)

Effective rate—%	28	21	17

(*)	Fundos de Investimento Imobiliário I and II are tax exempt (see details in Note 2.20).

b)	Deferred income tax and social contribution

Based on analyses of the multiyear operating projections, the Company and its subsidiaries recognized tax credits related to tax loss carryforwards and temporary differences in prior years.

Maintenance of tax credits from tax loss carryforwards—deferred income tax and social contribution tax loss carryforwards—is supported by future earnings projections prepared by the Company’s management and periodically reviewed, for the next ten years, to determine the recoverability of tax loss carryforwards and temporary differences.

Deferred income tax and social contribution are broken down as follows:

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/10
		(Unaudited)	(Unaudited)	(Unaudited)
Tax loss carryforward	2,535	10,160	10,237	7,530
Reserve for civil, tax, labor, and social security risks	553	145	167	39
Allowance for doubtful accounts	1,764	1,588	2,190	1,860
Other temporary reserves	597	329	1,180	684
Change in fair value of investment property	(388,065)	(304,876)	(254,697)	(202,245)
Exchange differences taxed on a cash basis (*)	—	(3,133)	—	—
Other	466	1,368	3,055	2,238

Total deferred income tax and social contribution	(382,150)	(294,419)	(237,868)	(189,894)

In noncurrent assets	5,915	13,590	16,829	12,351

In noncurrent liabilities	(388,065)	(308,009)	(254,697)	(202,245)

Sonae Sierra Brazil BV SARL and Subsidiaries

(*)	As permitted by tax legislation, in 2010 and 2011, the subsidiary Sonae Sierra Brasil S.A. decided to tax foreign exchange variation gains (net) on a cash basis. As of December 31, 2010, the main agreement denominated in foreign currency entered into by the Sonae Sierra Brasil S.A. refers to a loan obtained from the Company. This transaction was settled on February 8, 2011.

Recognized noncurrent tax credits totaling R$5,915 (Consolidated) as of December 31, 2011 should be realized within up to two years, as shown below:

Year	Consolidated
2012	3,474
2013	2,441

Total	5,915

22.	RELATED-PARTY TRANSACTIONS

In the course of the Company’s business, controlling shareholders, subsidiaries, the associate, and condominiums (related parties) carry out commercial and financial intercompany transactions. These commercial transactions include mainly management of shopping malls (common charges and promotion fund).

Balances with related parties as of December 31, 2011, 2010, 2009 and January 1, 2009 are as follows:

				Consolidated
Balance sheet	Purpose		12/31/11	12/31/10	12/31/09	01/01/09
				(Unaudited)	(Unaudited)	(Unaudited)
Current assets-
Affiliates:
Condomínio Shopping Center Penha	(a	)	—	127	—	—
Condomínio Civil Center Shopping São Bernardo	(a	)	—	95	—	—
Condomínio Tivoli Shopping Center	(a	)	—	90	—	—
Condomínio Franca Shopping Center	(a	)	6	61	5	20
Condomínio Shopping Pátio Brasil	(a	)	—	—	21	21
Condomínio Parque Dom Pedro Shopping	(a	)	5	260	27	125
Condomínio Boavista Shopping	(a	)	—	93	3	—
Condomínio Shopping Center Plaza Sul	(a	)	—	135	—	—
Condomínio Manauara Shopping	(a	)	—	146	42	—

Total (*)			11	1,007	98	166

Noncurrent assets-
Affiliates:
Enplanta Shopping Ltda.	(a	)	—	—	—	1,087
Campo Limpo Empreendimentos e Participações Ltda.	(b	)	—	—	76	61

Total			—	—	76	1,148

Noncurrent liabilities-
Affiliates:
Sierra Investiments Holding BV	(c	)	—	258,222	—	—
Sonae Sierra SGPS S.A.	(c	)	—	—	292,262	364,544
DDR Luxembourg SARL.	(c	)	—	258,222	292,261	364,544

			—	516,444	584,523	729,088

Sonae Sierra Brazil BV SARL and Subsidiaries

			Consolidated
Profit or loss	Purpose		12/31/11	12/31/10	12/31/09
				(Unaudited)	(Unaudited)
Operating revenue:
Affiliates:
Condomínio Shopping Center Penha	(a	)	1,130	956	1,025
Condomínio Civil Center Shopping São Bernardo	(a	)	846	729	794
Condomínio Tivoli Shopping Center	(a	)	463	394	418
Condomínio Shopping Pátio Brasil	(a	)	784	906	951
Condomínio Franca Shopping Center	(a	)	361	300	323
Condomínio Boavista Shopping	(a	)	834	720	773
Condomínio Shopping Center Plaza Sul	(a	)	1,215	902	956
Condomínio Parque Dom Pedro Shopping	(a	)	2,548	2,130	2,355
Condomínio Campo Limpo Shopping	(a	)	685	538	540
Condomínio Manauara Shopping	(a	)	1,609	1,303	887
Enplanta Engenharia Ltda.			—	—	550

Total			10,475	8,878	9,572

Financial income (expenses)-
Affiliates:
Sierra Investiments Holding BV	(c	)	(19,466)	—	—
Sonae Sierra SGPS S.A.	(c	)	—	32,555	83,897
DDR Luxembourg SARL.	(c	)	(19,467)	32,554	83,897

			(38,933)	65,109	167,794

(*)	Included in the balance of receivables, net, and other receivables.
(a)	Refers to revenue from services provided by subsidiary Unishopping Administradora Ltda. related to the management of common charges and the promotion fund of said condominiums. This revenue is recognized in line item “Revenue from services”, as disclosed in Note 18.
(b)	Refers to accounts payable and receivable on the reimbursement of expenses and recovery of revenues between the companies.
(c)	Refers to accounts payable related to Shareholder’s loan with affiliates entities. See note 13.

23.	OPERATING SEGMENTS REPORTING

Segment reporting is used by the Company’s top management to make decisions about resources to be allocated to a segment and assess its performance. Assets and liabilities by segment are not presented as they are not analyzed for strategic decision-making by the top management.

Therefore, the Company’s segments reportable pursuant to IFRS 8 are follows:

a)	Development and management

Refer to the provision of asset and property management services to shopping malls’ tenants and owners, brokerage services, and development of project for a new shopping mall.

b)	Investment

Refers to the rental of store space to tenants and other commercial space, such as sales stands; rental of commercial space for advertising and promotion; operation of parking lots; and the property space (key money) lease fee.

Sonae Sierra Brazil BV SARL and Subsidiaries

	Consolidated
	2011	2010	2009
		(Unaudited)	(Unaudited)
Shopping mall gross revenue by segment:
Development and management	39,383	36,666	33,804
Investment	223,355	186,998	149,755
Elimination of intersegment revenue	(23,089)	(22,052)	(14,736)

Total	239,649	201,612	168,823

Deductions:
Taxes	(14,768)	(12,802)	(9,430)
Discounts and rebates	(5,696)	(3,801)	(5,252)

Total	(20,464)	(16,603)	(14,682)

Net operating revenue	219,185	185,009	154,141

Shopping mall costs and general and administrative expenses by segment:
Development and management	(33,670)	(33,042)	(28,953)
Investment	(44,066)	(41,876)	(41,497)
Elimination of intersegment cost	23,091	22,548	13,580

	(54,645)	(52,370)	(56,870)

Adjusted operating profit	164,540	132,639	97,271

The operations related to the development, management and investment of Shopping Malls are located only in Brazil. Therefore, the Company does not present analyses of revenues by geographical area.

24.	FINANCIAL INSTRUMENTS

The Company and its subsidiaries conduct transactions involving financial instruments, all of which recorded in balance sheet accounts, which are intended to meet their operating and financial needs.

These financial instruments are managed based on policies, definition of strategies, and establishment of control systems, which are duly monitored by the management of the Company and its subsidiaries, with a view to maximize shareholder value and achieve a balance between debt and equity capital. The Company’s and its subsidiaries’ main financial instruments are represented by:

a)	Cash and cash equivalents: are classified as held for trading and their carrying amount is approximate to the assets´ fair value.

b)	Trade accounts receivables: Are classified as held to maturity and recorded at the contracted amounts, which approximate market.

c)	Loans and financing: Are classified as other financial liabilities and measured at amortized cost. The carrying amount of loans and financing is approximate to its fair value.

Sonae Sierra Brazil BV SARL and Subsidiaries

According to their nature, financial instruments may involve known or unknown risks, and the Company’s judgment is important to the risk assessment. Thus, risks may exist with or without guarantees depending on circumstantial or legal aspects. The main market risk factors that may affect the Company’s business are as follows:

24.1	Credit risk

The Company has a large number of customers and constantly monitors trade receivables through internal controls, thus limiting the default risk. The allowance for doubtful accounts is recognized as mentioned in note 2.12.

The credit risk related to cash and cash equivalents is limited as the counterparties are represented by banks with a high rating assigned by international credit rating agencies.

24.2	Price fluctuation risk

The Company’s revenue consists basically of rentals received from shopping malls’ tenants. In general, rentals are adjusted based on the annual fluctuation of consumer price index (IPCA), as provided in the lease agreements. The rental levels may vary according to adverse economic conditions and, consequently, the revenue level may be affected. Management monitors these risks in order to minimize impacts on its business.

24.3	Interest rate risk

Results from the portion of debt contracted with interest linked to the CDI and TR and involves the risk of increase in financial expenses as a result of unfavorable rates.

24.4	Currency risk

Trade receivables and trade payables are denominated in Brazilian reais and are not exposed to exchange fluctuations.

24.5	Capital risk

The Company and its subsidiaries manage their capital to ensure regular business continuity and, at the same time, maximize return for all stakeholders or parties involved in their operations, by optimizing debt and equity balance.

The Company’s and its subsidiaries’ equity structure consists of net debt (loans and financing detailed in Note 12, less cash and cash equivalents) and consolidated shareholders’ equity (including capital, reserves and noncontrolling interests, as mentioned in Note 17).

Sonae Sierra Brazil BV SARL and Subsidiaries

Indebtedness level

As of December 31, 2011, 2010,2009 and January 1, 2009, the indebtedness level is as follows:

	Consolidated
	12/31/11	12/31/10	12/31/09	01/01/09
		(Unaudited)	(Unaudited)	(Unaudited)
Debt (a)	350,891	201,848	183,488	134,926
Cash and cash equivalents	(397,414)	(64,579)	(93,148)	(27,603)

Net debt (net cash)	(46,523)	137,269	90,340	107,323
Shareholders’ equity (b)	1,524,010	958,519	742,166	361,678
Net debt-to-equity ratio	(3.1%)	14.3%	12.2%	29.7%

(a)	Debt is defined as short- and long-term loans as detailed in Note 12.
(b)	Shareholders’ equity includes the Company’s total capital and reserves, managed as capital.

24.6	Liquidity risk management

The Company and its subsidiaries manage the liquidity risk by maintaining proper reserves, bank and other credit facilities to raise new borrowings that they consider appropriate, based on the continuous monitoring of budgeted and actual cash flows, and the combination of the maturity profiles of financial assets and financial liabilities.

Liquidity risk and interest tables

The tables below detail the remaining contractual maturity of the Company’s financial liabilities and the contractual payment periods. These tables were prepared in accordance with non-discounted cash flows of financial liabilities based on the closest date when the Company and its subsidiaries should settle the corresponding obligations. The tables include interest and principal cash flows. As interest flows are based on floating rates, the undiscounted amount was based on the interest curves at yearend. Contractual maturity is based on the most recent date when the Company and its subsidiaries should settle the related obligations.

	Weighed average effective interest rate	Less than 1 month	From one to three months	From to three months to one year	Between one and five years	More than five years	Total
Loans and financing	11.6%	3,258	6,453	34,470	319,047	167,360	530,588

Sonae Sierra Brazil BV SARL and Subsidiaries

Sensitivity analysis on financial instruments

Considering the financial instrument previously described, the Company and its subsidiaries have developed a sensitivity analysis. The scenario may impact the Company’s and its subsidiaries’ net income and/or future cash flows, as described below:

•	Probable scenario: maintenance of interest in the same levels as those as of December 31, 2011.

Assumptions

As described above, the Company believes that it is exposed mainly to the risks of fluctuation of the interbank deposit rate (CDI) and TR, which is the basis to adjust a substantial portion of short-term investments and loans and financing. Accordingly, the table below shows the indices and rates used to prepare the sensitivity analysis:

Assumptions	Probable scenario
CDI fluctuation
Short-term investments	11.60%
Loans and financing	11.60%
TR fluctuation
Loans and financing	1.21%
Management analysis

			Consolidated
Risk factor	Financial instrument	Risk	Base scenario (*)
Short-term investments	Interest rate	Decrease in CDI rate	45,145

Loans and financing	Interest rate	Increase in CDI rate	4,937

Loans and financing	Interest rate	Increase in TR rate	2,153

(*)	The Company’s base scenario is comprised of interest estimated for the next twelve-month period.

The Company’s management understands that the market risks originated from other financial instruments are immaterial.

24.7	Derivatives

The Company and its subsidiaries did not conduct derivative transactions for the years ended December 31, 2011, 2010,2009 and January 1, 2009.

Sonae Sierra Brazil BV SARL and Subsidiaries

25.	INSURANCE

As of December 31, 2011, insurance is as follows:

Line	Insured amount - R$
Civil liability (shopping mall operations)	64,067
Fire	745,931
Loss of profits	249,498
Windstorm/smoke	36,165

The Company’s and its subsidiaries’ Board of Directors’ members and Executive Officers are covered by a directors and officers liability insurance (D&O) which is valid nationwide. Said insurance is payable to cover damages or defense costs in case Management suffers losses as a result of a lawsuit while acting in their capacity as directors and officers for the Company and its subsidiaries. The D&O insurance premium amounts to R$20,000.

26.	MANAGEMENT COMPENSATION

During for the years ended December 31, 2011, 2010 and 2009, expenses on management compensation are broken down as follows:

	Consolidated
	12/31/11	12/31/10	12/31/09
		(Unaudited)	(Unaudited)
Payroll and related taxes	4,146	2,604	1,962
Variable compensation	777	1,373	4,180
Benefits	297	176	267

Total	5,220	4,153	6,409

These amounts are recorded in line item “Personnel Costs”, in the statement of income.

The amounts referring to the compensation of key management personnel are represented by short and long-term benefits, substantially corresponding to management fees and sharing profit (including performance bonuses). The Company and its subsidiaries do not pay postemployment benefits or share-based compensation.

As of December 31, 2011, the balance of line item “Accrual for variable compensation”, totaling R$189 (R$427, R$1,005 and R$837 as of December 31, 2010, 2009 and January 1, 2009, respectively), stated in noncurrent liabilities, includes only variable compensation (performance bonuses) awarded to the subsidiary Sonae Sierra Brasil S.A. officers. This accrual is recognized as described in Note 2.18.2.

Additionally, as approved at the Annual and Extraordinary Shareholders’ Meetings held on April 28, 2011, the overall compensation to Directors and Officers of the subsidiary Sonae Sierra Brasil S.A. in 2011 is R$10,000.

Sonae Sierra Brazil BV SARL and Subsidiaries

27.	ADDITIONAL DISCLOSURES ON CASH FLOWS

The Company and its subsidiaries conducted the following noncash transaction:

	Consolidated
	12/31/11	12/31/10	12/31/09
		(Unaudited)	(Unaudited)
Purchase of property, plant and equipment	—	—	799
Capitalized interest in properties for investment in construction	9,143	1,861	—
Purchase of land	—	25,000	—
Capital increase (capital and share premium)	466,871	—	—
Increase in trade payable due to properties for investment in construction	2,037	6,894	3,946

28.	COMMITMENTS

a)	The Shareholders’ Meeting of Fundo de Investimento Imobiliário—FII Parque Dom Pedro Shopping Center held on June 24, 2009 authorized the issuance of 288,672 shares, totaling R$25,302, equivalent to 50.1% of its capital, fully subscribed by Sierra Investimentos, to be paid in within up to 40 months after the date of said Shareholders’ Meeting.

Management plans to pay in capital with proceeds from the sale of 288,672 shares in the total amount of R$25,302 of Fundo de Investimento Imobiliário FII Shopping Parque D. Pedro. Management’s intention is that these shares be acquired by Fundo de Investimento Imobiliário—FII Parque Dom Pedro Shopping Center.

b)	With the enactment of Law 12,024, of August 27, 2009, which prescribes the tax treatment applicable to income earned by real estate investment funds, the administrator of Fundo de Investimento Imobiliário I, Banco Ourinvest S.A., stopped retain IRRF on income paid to a certain shareholder headquartered in Brazil. In view of the inquiry made by Banco Ourinvest S.A. to the Federal Revenue Service on the content and scope of this Law, Sierra Investimentos committed in an agreement entered into with this bank, dated October 29, 2009, to make a short-term investment under custody to cover a possible collection of the tax that is not being withheld. At the same date, Parque D. Pedro 1 BV/SARL and Sierra Investimentos entered into an agreement under which Parque D. Pedro 1 BV/SARL agrees to reimburse Sierra Investimentos for any type of risk arising from the nonpayment of said tax by Banco Ourinvest S.A.

On January 13, 2010, Banco Ourinvest S.A. obtained the reply to its inquiry to the Federal Revenue Service, which concludes for the need to continue retaining IRRF on income paid to shareholders established as real estate investment funds whose interests exceed 10% of the units of a fund.

Sonae Sierra Brazil BV SARL and Subsidiaries

In order to avoid the mandatory withholding of IRRF, Banco Ourinvest S.A. filed an injunction with federal courts to stay the withholding of income tax on income paid to Fundo de Investimento Imobiliário I and other real estate investment funds. Accordingly, all income tax amounts not withheld until January 13, 2010, which were part of the short-term investments under the custody of Sierra Investimentos, were redeemed and transferred to Banco Ourinvest S.A. and subsequently deposited in escrow.

On April 9, 2010, Banco Ourinvest S.A. obtained from a federal lower court a decision awarding the injunction described above. A federal lower court issued a decision favorable to the claim for not withholding income tax on earnings distributed by real estate investment funds, whose units are traded exclusively on stock exchanges or the over-the-counter market, to another real estate investment fund. The decision also establishes that after a final and unappealable decision is issued, the plaintiff will have the right to withdraw the voluntary deposits made in court.

As of May 13, 2010, the federal government filed an appeal against the federal lower court decision. On June 11, 2010, Banco Ourinvest S.A. filed its counterarguments and currently awaits the appellate court decision.

As of December 31, 2011 and 2010, subsidiary Sierra Investimentos has R$833 receivable from Banco Ourinvest S.A. as a result of the agreement entered into on October 29, 2009. These receivables are classified in item ‘Other receivables’, in noncurrent assets (see note 5). In addition, subsidiary Sierra Investimentos has a balance of R$2,171 (R$557 and R$ 418 as of December 31, 2010 and 2009, respectively) in restricted investments, stated in noncurrent assets.

29.	SUBSEQUENT EVENTS

a)	First issuance of debentures

The subsidiary Sonae Sierra Brasil S.A. completed on March 21, 2012 a public offering, with restricted placement efforts pursuant to CVM Instruction n° 476/09, of 30,000 (thirty thousand) non-convertible unsecured debentures, in two tranches, with a par value of R$10,000.00 (ten thousand reais) each, totaling R$300,000,000.00 (three hundred million reais).

After the bookbuilding process held on March 2, 2012, which defined the interest rate of the Debentures, the allocation of the tranches was as follows:

•

First tranche: 9,550 debentures, totaling R$ 95,500,000 (ninety five million and five hundred thousand reais), at an annual floating interest rate equivalent to CDI + 0.96%, with a 5-year final term; and

•

Second tranche: 20,450 debentures, totaling R$ 204,500,000 (two hundred and four million and five hundred thousand reais), at an annual floating interest rate equivalent to IPCA + 6.25%, with a 7-year final term.

The net funds raised by the subsidiary with the Issue will be allocated (i) to the acquisition of new plots of land; (ii) to the increase of the Company’s participation in shopping malls; (iii) to the acquisition of new shopping malls; (iv) to the development of new shopping malls; and (v) to constitute cash reserve for the subsidiary Sonae Sierra Brasil S.A.

Sonae Sierra Brazil BV SARL and Subsidiaries

b)	Control obtainment of Shopping Plaza Sul

On January 27, 2012, Sonae Sierra Brasil completed a transaction agreement with CSHG Brasil Shopping FII a fund managed by Credit Suisse Hedging-Griffo to obtain an additional 30.0% ownership interest in Shopping Plaza Sul in exchange for a minority stake in Shopping Penha and R$63,900 in cash.

With this transaction, Sonae Sierra Brasil will reduce its ownership in Shopping Penha from 73.18% to 56.06%, nevertheless maintaining the controlling ownership stake of this mall.

c)	Sells of an additional minority stake in Shopping Penha

On February 6, 2012, Sonae Sierra Brasil sold an additional minority ownership of 5.1% of Shopping Penha to CSHG Brasil Shopping FII for R$11,500 in cash. With the transaction, the company has reduced its ownership in Shopping Penha from 56.1% to 51.0%, maintaining the controlling ownership stake in this mall.

30.	SUPPLEMENTAL INFORMATION—RECONCILIATION OF EQUITY AND NET INCOME BETWEEN U.S. GAAP AND IFRS AS ISSUED BY IASB

The Company presents in this note the reconciliation of Equity and Net Income between the amounts calculated in accordance with the US GAAP and IFRS. Reconciliations between the IFRS balances and United States of America general accepted accounting polices—USGAAP balances for the years ended as of December 31, 2011, 2010 and 2009.

The information presented in this Note is not required by IFRS, but is being presented in compliance with practices identified in Rule 3-09 of Regulation S-X of its shareholder DDR Corp., to be included in its Form 10-K.

Reconciliations

Reconciliation of shareholders’ equity at December 31, 2011, 2010,2009 and January 1, 2009:

			Consolidated
	Note		12/31/11	12/31/10	12/31/09	01/01/09
				(Unaudited)	(Unaudited)	(Unaudited)
Shareholders’ equity as reported under IFRS			2,428,166	1,224,542	982,198	405,480
Adjustment of the fair value of investment property	(a	)	(2,776,050)	(2,181,412)	(1,889,175)	(1,437,569)
Effect of cost of investment property	(a	)	1,473,388	1,155,663	1,006,152	781,197
Effect of depreciation of investment property	(a	)	(152,997)	(132,345)	(97,755)	(69,735)
Write-off of prepaid commission expenses	(b	)	12,725	10,760	8,129	473
Campo Limpo Empreendimentos e Participações Ltda.	(d	)	(15,162)	(8,823)	(7,317)	(5,271)
Other differences			2,735	(1,680)	1,925	2,834
Effect of deferred income tax and social contribution	(e	)	385,053	303,508	252,567	201,514

Shareholders’ equity under US GAAP			1,357,858	370,213	256,724	(121,077)

Sonae Sierra Brazil BV SARL and Subsidiaries

Reconciliation of income for the years ended December 31, 2011, 2010 and 2009:

			Consolidated
	Note		12/31/11	12/31/10	12/31/09
				(Unaudited)	(Unaudited)
Net income as reported under IFRS			315,947	261,105	398,259

Adjustment of the fair value of investment property	(a	)	(276,913)	(142,726)	(226,651)
Effect of depreciation	(a	)	(20,652)	(34,590)	(28,020)
Write-off of prepaid commission expenses	(b	)	1,965	2,631	7,656
Campo Limpo Empreendimentos e Participações Ltda.	(d	)	(6,339)	(1,506)	(2,046)
Other differences			4,415	(3,605)	(909)
Effect of deferred income tax and social contribution	(e	)	81,545	50,941	68,536

Net income under US GAAP			99,968	132,250	216,825

Summary of principal differences between USGAAP and IFRS:

(a)	Investment properties

Under IFRS, investment properties are measured initially at their cost, including transaction costs. After initial recognition, investment properties are measured at fair value. The gain or loss from the change in fair value of investment properties in operation are recognized in profit or loss for the period in which it arises.

Under USGAAP, investment properties are carried at acquisition cost, including borrowing costs. Depreciation is calculated under the straight-line method based on estimated useful lives of the assets.

(b)	Write-off of prepaid commission expenses

Under USGAAP, the Company recorded costs on commissions paid on store rentals as prepaid expenses, which are amortized over a five-year period taking into account the start and the termination of the lease agreements.

Under IFRS, these expenses and costs do not meet the definition of an asset, therefore, were recognized as operating costs when incurred.

(c)	Campo Limpo Empreendimentos e Participações Ltda.

The associate Campo Limpo Empreendimentos e Participações Ltda. also prepares financial statements in accordance with IFRS, and as such applies the polices described in a) and b) above related to adjustment of the fair value of investment property. These items represents the impact of these changes in consolidated net income arises from the effect of net income from associates valued under the equity method.

(d)	Deferred income taxes

Corresponds to deferred tax effects on the above differences between IFRS and USGAAP.

Sonae Sierra Brazil BV SARL and Subsidiaries

(e)	Breakdown of investment property under USGAAP as of December 31, 2011, 2010 and 2009 and January 1, 2009.

		12/31/2011
	%	Cost	Depreciation	Net
Land	—	167,749	—	167,749
Building	45	786,112	(123,144)	662,968
Furniture and fixtures	10	99,923	(29,853)	70,070

Subtotal		1,053,784	(152,997)	900,787
Construction in progress	—	419,604	—	419,604

Total		1,473,388	(152,997)	1,320,391

		12/31/2010 (Unaudited)
	%	Cost	Depreciation	Net
Land	—	167,749	—	167,749
Building	25	733,811	(108,595)	625,216
Furniture and fixtures	10	58,535	(23,750)	34,785

Subtotal		960,095	(132,345)	827,750
Construction in progress	—	195,568	—	195,568

Total		1,155,663	(132,345)	1,023,318

		12/31/2009 (Unaudited)
	%	Cost	Depreciation	Net
Land	—	167,749	—	167,749
Building	25	694,226	(80,584)	613,642
Furniture and fixtures	10	56,501	(17,171)	39,330

Subtotal		918,476	(97,755)	820,721
Construction in progress	—	87,676	—	87,676

Total		1,006,152	(97,755)	908,397

		01/01/2009 (Unaudited)
	%	Cost	Depreciation	Net
Land	—	125,875	—	125,875
Building	25	373,261	(56,985)	316,276
Furniture and fixtures	10	26,606	(12,750)	13,856

Subtotal		525,742	(69,735)	456,007
Construction in progress	—	255,455	—	255,455

Total		781,197	(69,735)	711,462

31.	APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements were approved by the executive committee and authorized for issue on March 23, 2012.